Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

NUVINI HOLDINGS LIMITED,

NVNI GROUP LIMITED,

NUVINI MERGER SUB, INC.,

and

MERCATO PARTNERS ACQUISITION CORPORATION

dated as of February 26, 2023

i

(CONT’D)

(CONT’D)

(CONT’D)

EXHIBITS

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of New PubCo A&R Memorandum and Articles of Association

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT is made and entered into as of February 26, 2023 (this “Agreement”), by and among Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, together with the Company and New PubCo, the “Company Parties”), and Mercato Partners Acquisition Corporation, a Delaware corporation (“SPAC”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein without definition have the meanings set forth in Article I.

RECITALS

WHEREAS, in anticipation of the Transactions, (a) New PubCo has been incorporated, and (b) New PubCo has caused to be incorporated Merger Sub as a direct, wholly-owned subsidiary of New PubCo;

WHEREAS, in anticipation of the Transactions, following the date hereof, (a) New PubCo will cause to be formed (i) an exempted company incorporated with limited liability in the Cayman Islands as a direct, wholly-owned Subsidiary of New PubCo (“Intermediate 1”), and (ii) an exempted company incorporated with limited liability in the Cayman Islands as a direct, wholly-owned Subsidiary of Intermediate 1 (“Intermediate 2” and together with Intermediate 1, the “Intermediate Companies”) and (b) New PubCo will effect a series of transactions, as a result of which, Merger Sub will become a direct, wholly-owned subsidiary of Intermediate 2;

WHEREAS, as soon as practicable following the date hereof, but in any event within ten (10) Business Days following the date hereof (the “Contribution Agreement Execution Deadline”), the shareholders of the Company (the “Company Shareholders”) and New PubCo shall enter into a Contribution and Exchange Agreement in the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which, among other things, at the Contribution Effective Time, the Company Shareholders will contribute to New PubCo all of the issued and outstanding equity of the Company in exchange for newly issued New PubCo Ordinary Shares (the “Contribution”) and, after giving effect to the Contribution, the Company will become a direct, wholly-owned subsidiary of New PubCo;

WHEREAS, following the Contribution, the Parties intend to effect the Merger in accordance with the DGCL and upon the terms and subject to the conditions of this Agreement, whereby on the Closing Date, Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation of the Merger and a direct, wholly-owned subsidiary of Intermediate 2;

WHEREAS, the board of directors of SPAC has unanimously (a) approved and declared the form, terms and provisions of this Agreement and each of the Transaction Agreements to which SPAC will be a party and the Transactions, including the Merger, fair to, advisable and in the best interests of SPAC and its stockholders (the “SPAC Stockholders”) and (b) declared it advisable for SPAC to enter into, and approved the execution and delivery by SPAC of, this Agreement and each of the Transaction Agreements to which it will be a party and (c) recommended that the SPAC Stockholders approve the SPAC Stockholder Matters (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company has unanimously (a) determined that it is fair, advisable and in the commercial interests of the Company and the Company Shareholders for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and (b) approved and recommended the adoption and approval of this Agreement and the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Merger and the Contribution, in each case, by the Company Shareholders;

WHEREAS, the directors of each of New PubCo and Merger Sub have unanimously (a) determined, approved and declared that the Transactions (including, in relation to Merger Sub, the Merger) and the Transaction Agreements to which it is or will be a party are advisable and in the commercial interests of New PubCo and its shareholders, and Merger Sub, respectively and (b) resolved to recommend that the shareholder of New PubCo (in relation to New PubCo) and New PubCo (in relation to Merger Sub) approve and authorize the Transaction Agreements (as applicable) and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company Parties’ willingness to enter into this Agreement, SPAC, SPAC Sponsor, and the other Persons named therein and party thereto, have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, SPAC Sponsor has agreed, among other things, to (i) not redeem any Subject Securities (as defined therein) in connection with the vote to approve the SPAC Stockholder Matters, vote in favor of the Merger and the other Transactions and against any alternative transaction and, prior to the Closing, not to transfer any shares of SPAC Class B Common Stock except as permitted thereby and (ii) contingent upon the Closing, waive certain anti-dilution provisions contained in the SPAC Governing Documents in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and certain of the Company Shareholders have entered into a shareholder support agreement (the “Shareholder Voting and Support Agreement”), pursuant to which the Company Shareholders have agreed, among other things, to (a) approve the actions contemplated in this Agreement for which the approval of the Company Shareholders is required, and (b) certain restrictions on transfer relating to its Company Ordinary Shares and its New PubCo Ordinary Shares prior to the Closing as set forth in therein;

WHEREAS, in connection with the Closing, New PubCo, SPAC Sponsor, certain of the Company Shareholders and certain other Persons party thereto shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), which, among other things, effective as of the Closing, terminates and replaces the Current Registration Rights Agreement;

WHEREAS, in connection with the Closing, New PubCo, SPAC Sponsor, certain of the Company Shareholders and certain other Persons party thereto shall enter into a Lock-up Agreement in the form attached hereto as Exhibit C (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of New PubCo Ordinary Shares following the Closing as set forth therein; and

WHEREAS, as of immediately following the consummation of the Transactions, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; provided, however, not including any individual shareholder of the Company who does not individually have controlling rights over Nuvini. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Company Shareholder Consideration” shall mean a number of New PubCo Ordinary Shares equal to the product of (a) the number of Company Ordinary Shares outstanding at the Contribution Effective Time multiplied by (b) the Exchange Ratio.

“Aggregate SPAC Stockholder Consideration” shall mean a number of New PubCo Ordinary Shares equal to the number of shares of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time, after taking into account of the SPAC Stockholder Redemptions.

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC to redeeming SPAC Stockholders in connection with the SPAC Stockholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Anti-Money Laundering Laws” shall mean the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering and terrorist financing laws and regulations (including any licensing or registration requirements applicable to money services businesses) of all relevant jurisdictions, and any related or similar rules or guidelines issued, administered or enforced by any Governmental Entity, including, without limitation, Brazilian Law No. 9,613, dated March 3, 1998, as amended.

“Applicable Exchange Rate” shall mean (a) with respect to Brazilian Reais, the daily average exchange rate (taxa de câmbio) at which such currency may be exchanged into United States Dollars as published by the Central Bank of Brazil on its official web page (which, as of the date hereof, is located at https://www.bcb.gov.br/en/financialstability/quotations, or any official successor screen established by the Central Bank of Brazil) on the second Business Day immediately preceding the Closing Date; provided that if such publication is not made available by the Central Bank of Brazil on such day, the “Exchange Rate” shall be the exchange rate published by the Wall Street Journal at https://www.wsj.com/market-data/currencies/exchangerates on such day, and (b) with respect to any other currency, as published by the Wall Street Journal at https://www.wsj.com/market-data/currencies/exchangerates on the second Business Day immediately prior to the Closing Date.

“Approvals” shall have the meaning set forth in Section 4.8(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.9(a).

“Brazilian Data Protection Law” shall mean all applicable Legal Requirements in force in Brazil concerning privacy and security of protected information, and all regulations promulgated by any Brazilian Governmental Entity thereunder, including, without limitation, Brazilian law No. 13,709 dated August 14, 2018, as amended.

“Business Combination Deadline” shall have the meaning set forth in Section 7.20(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, São Paulo, Brazil or George Town, Cayman Islands, are authorized or required by Legal Requirements to close.

“Business Product” means all Software, data and databases, and related documentation and materials and other products, including any of the foregoing currently in development, from which any of the Group Companies has derived within the one (1) year preceding the date hereof, is currently deriving or is expected to derive, revenue from the sale, license, maintenance or provision thereof.

“Certificate Amendment” shall have the meaning set forth in Section 7.20(a).

“Certificate Amendment Proxy Statement” shall have the meaning set forth in Section 7.20(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(b).

“Certifications” shall have the meaning set forth in Section 5.6(a).

“Closing” shall mean the closing of the Merger.

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Form 6-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payment Schedule” shall have the meaning set forth in Section 3.7.

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.11(a).

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.13(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.13(a)(ii).

“Company Disclosure Schedule” has the meaning set forth in the lead-in to Article IV.

“Company Equity Plan” shall mean the Stock Option Plan of Nuvini S.A. approved on June 30, 2021 in a shareholders’ meeting and those joinder agreements executed by each of the beneficiaries under such plan, and any amendments thereto.

“Company Financing Certificate” shall have the meaning set forth in Section 3.6.

“Company IT Systems” shall have the meaning set forth in Section 4.19(j).

“Company Leased Properties” shall have the meaning set forth in Section 4.15(b).

“Company Material Adverse Effect” shall mean any event, change, development, state of fact, circumstance, occurrence or effect (any such item, an “Effect”), that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the assets and liabilities, business conditions (financial or otherwise) or results of operations of New PubCo, Merger Sub, the Intermediate Companies, or the Group Companies, taken as a whole; or (b) the ability of any Company Party to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the Effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, volcanic activities, mudslides, flooding, wild fires or other natural disasters, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters, in each case, where the Group Companies’ business, taken as a whole, has a material presence; (iii) solely to the extent related to the identity of SPAC or any of its Affiliates, changes attributable to the public announcement, performance or pendency of the Transactions (including the loss of customers, financing sources, joint venture partners, licensors, licensees, suppliers, employees or other third parties having business relationships with the Group Companies), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions to the extent applicable; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes or proposed changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in the United States, Brazil or worldwide economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index, commodity or any disruption of such markets); (vii) Effects generally affecting the industries and markets in which any Group Company operates; (viii) any failure in and of itself of any Group Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent or otherwise affect a determination that the Effect underlying such failure has resulted in a Company Material Adverse Effect (except to the extent otherwise excluded under this definition); or (ix) any actions (A) expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement or (B) taken at the prior written request of SPAC; provided, that in the case of each of clauses (i), (ii), (iv), (v), (vi) and (vii), any such Effect to the extent it disproportionately affects the Group Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Group Companies operate shall not be excluded from the determination of whether there has been, or could reasonably be expected to be, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 4.20(a).

“Company Option” shall mean, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” shall mean the ordinary shares of the Company with a par value of $0.00001 each.

“Company Parties” shall have the meaning set forth in the Preamble hereto.

“Company Party Privileged Communications” shall have the meaning set forth in Section 11.16.

“Company Party Shareholder Approval Deadline” shall have the meaning set forth in Section 7.18.

“Company Party Shareholder Approvals” shall mean the approval by the Company Shareholders, Merger Sub, and New PubCo, of the necessary matters required to be approved in connection with the execution, delivery and performance by the Company, Merger Sub and New PubCo of this Agreement and the other Transaction Agreements to which it is (or will be) a party, and each ancillary document that each of the Company, New PubCo, and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and the consummation of the Transactions.

“Company Real Property Leases” shall have the meaning set forth in Section 4.15(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.19(a).

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.4(a).

“Company Transaction Expenses” shall mean (a) all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the Company Parties; and (b) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of any Group Company solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; provided that the Company Transaction Expenses shall include the estimated fees and expenses set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company Value” shall mean an amount equal to the (a) total of the Equity Value plus (b) aggregate amount of exercise price that would be payable for all Company Options and Company Warrants outstanding immediately prior to the Contribution Effective Time (with the amounts in this clause (b) converted in accordance with the Applicable Exchange Rate).

“Company Warrants” shall mean those outstanding warrants to acquire Company Ordinary Shares or the equity securities of any of the Subsidiaries of the Company.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated December 15, 2022, by and between SPAC and Nuvini, as amended from time to time.

“Continental Trust” shall have the meaning set forth in Section 5.13(a).

“Contract” shall mean any contract, subcontract, agreement (not including purchase orders), indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution” shall have the meaning set forth in the Recitals hereto.

“Contribution Agreement” shall have the meaning set forth in the Recitals hereto.

“Contribution Agreement Execution Deadline” shall have the meaning set forth in the Recitals hereto.

“Contribution Effective Time” means 5:00 p.m. New York time on the Business Day preceding the date on which the Merger occurs, which shall be the effective time of the Contribution, as contemplated under the Contribution Agreement.

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any virus evolutions and/or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine imposed by Governmental Entities, “shelter in place”, “stay at home”, recommendations, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by, or guidance given by, any Governmental Entity in connection with or in response to COVID-19, and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of November 3, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced in any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, except to the extent inconsistent with U.S. law.

“Data Partners” shall have the meaning set forth in Section 4.19(m).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disabling Devices” shall mean undisclosed Software viruses, worms, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices, malicious software or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Earnout Agreements” shall mean those agreements listed on Section 3.2(g) of the Company Disclosure Schedule.

“Earnout Shares” shall mean the shares issuable pursuant to the terms of the Earnout Agreements.

“Effect” shall have the meaning set forth in the definition of Company Material Adverse Effect in this Section 1.1.

“Effective Times” shall have the meaning set forth in Section 2.3(b).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, transaction bonus, incentive compensation, share purchase, stock purchase, employee stock ownership, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (a) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of any current or former officer, employee, natural individual independent contractor or director of any Group Company, or (b) with respect to which any Group Company has or may have any direct or indirect liability.

“Environmental Law” shall mean any Legal Requirement relating to: (a) the protection, investigation or restoration of the environment or natural resources or the protection of human health and safety; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property resulting from exposure to Hazardous Substances; or (d) any similar laws and other requirements having the force or effect of law, and all Orders issued or promulgated thereunder.

“Equity Value” shall mean an amount equal to $235,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3.

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.3.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.

“Existing Credit Agreements” shall mean the items of Indebtedness set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Extension” shall have the meaning set forth in Section 7.20(b).

“Extension Expenses” shall mean the costs and expenses incurred by SPAC and/or the SPAC Sponsor in connection with the Extension, including any additional deposits to the Trust Account made in connection therewith by SPAC and/or the SPAC Sponsor.

“Financial Statements” shall have the meaning set forth in Section 4.9(a).

“Foreign Plan” shall have the meaning set forth in Section 4.13(a).

“Forfeited Options” shall have the meaning set forth in Section 3.2(f)(ii).

“Fully Diluted Share Count” shall mean a number that is equal to, without duplication, (a) the aggregate number of Company Ordinary Shares (i) that are issued and outstanding immediately prior to the Contribution Effective Time (including, for the avoidance of doubt, the Company Ordinary Shares issued pursuant to Section 7.24), (ii) that are issuable upon the exercise of all Company Options (whether or not vested) that remain outstanding as of the Contribution Effective Time, (iii) that are issuable upon the exercise of any warrant of the Company issued and outstanding immediately prior to the Contribution Effective Time, (iv) that are issuable upon conversion of any convertible securities of the Company issued and outstanding immediately prior to the Contribution Effective Time (other than those issuable under clauses (ii) and (iii) of this definition), plus (b) the aggregate number of Earnout Shares, plus (c) the New PubCo Equity Plan Amount, minus (d) the Company Ordinary Shares held in the Company’s treasury.

“Fundamental Representations” shall mean: (a) in the case of the Company, New PubCo and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2 (New PubCo and Merger Sub); Section 4.3 (Intermediate Companies); Section 4.4 (Company Subsidiaries); Section 4.6 (Authority Relative to this Agreement); Section 4.7(a)(i) (No Conflict; Required Filings and Consents) and Section 4.18 (Brokers; Third-Party Expenses); and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict; Required Filings and Consents); and Section 5.18 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.

“Hazardous Substances” shall mean any substance, waste or material, including any toxic, radioactive, ignitable, corrosive, infectious, dangerous or reactive materials or substances, or any substances, materials, or waste regulated under any applicable Legal Requirements pertaining to the environment or Environmental Law, including, without limitation, pollutants, contaminants, petroleum, its derivatives, by-products and other hydrocarbons, PFAS and its sub-species and daughter compounds such as PFOS and PFOA, asbestos, mold, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“IFRS” shall mean the “International Financial Reporting Standards”, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Inbound License” shall have the meaning set forth in Section 4.20(a)(xiii).

“Incidental Inbound License” shall mean any (a) non-exclusive license for uncustomized Software that is in the nature of a “shrink-wrap,” “click-wrap” or similar license agreement for off-the-shelf Software that is generally commercially available, with one-time or annual license, maintenance, support and other fees of $100,000 or less; and (b) license to Open Source Software, in each case that is licensed or sublicensed to any Group Company.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (in the case of the Group Companies, other than trade payables or similar obligations incurred in the ordinary course of business); (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing; and (i) all obligations under any pension, retirement or deferred compensation plan of the Group Companies, in each case, that relate to pre-Closing service but are unpaid as of the Closing and are not otherwise accrued on the Financial Statements or separately funded.

“Insider” shall have the meaning set forth in Section 4.22(a).

“Insurance Policies” shall have the meaning set forth in Section 4.21.

“Intellectual Property” shall mean all intellectual property rights throughout the world, whether protected, created or arising under the laws of the United States, Brazil or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; and (g) all applications, registrations and issuances, and any renewals, extensions and reversions, of any of the foregoing.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud of such Party with respect to the representations or warranties made by such Party contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(d), as applicable.

“Interested-Party Transaction” shall have the meaning set forth in Section 4.22(b).

“Interim Financial Statements” shall have the meaning set forth in Section 4.9(a).

“Interim Period” shall have the meaning set forth in Section 6.1.

“Intermediate 1” shall have the meaning set forth in the Recitals hereto.

“Intermediate 1 Ordinary Shares” shall mean the ordinary shares, par value $0.01 per share, of Intermediate 1.

“Intermediate 2” shall have the meaning set forth in the Recitals hereto.

“Intermediate 2 Ordinary Shares” shall mean the ordinary shares, par value $0.01 per share, of Intermediate 2.

“Intermediate Companies” shall have the meaning set forth in the Recitals hereto.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“Knowledge” shall mean the actual knowledge or awareness, after reasonable inquiry of direct reports of: (a) with respect to the Company, New PubCo or Merger Sub, the individuals listed on Section 1.1(c) of the Company Disclosure Schedule; and (b) with respect to SPAC, the individuals listed on Section 1.1(a) of the SPAC Disclosure Schedule. For the avoidance of doubt, with respect to the Company, New PubCo or Merger Sub, “direct reports” shall include the individuals listed in Section 1.1(d) of the Company Disclosure Schedule.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, demand, dispute, notice, investigation, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal, regulatory or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed from a third-party Person to any Group Company or to which any Group Company otherwise has a right to use.

“Lien” shall mean any mortgage, pledge, security interest, bond, chattel mortgage (alienação fiduciária), encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, deed of trust, antichresis (anticrese), emphyteusis (enfiteuse), usufruct, penhora, arrolamento, covenant, servitude, put or call right, voting right, shareholders’ agreement, retention rights, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-up Agreement” shall have the meaning set forth in the Recitals hereto.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Effective Time” shall have the meaning set forth in Section 2.3(b).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall mean the shares of common stock, par value $0.01 per share, of Merger Sub.

“Minimum Cash Amount” shall mean $10,000,000.

“NASDAQ” shall mean the Nasdaq Global Market.

“New PubCo” shall have the meaning set forth in the Preamble hereto.

“New PubCo A&R Memorandum and Articles of Association” shall have the meaning set forth in Section 2.5(b).

“New PubCo Board” shall mean the board of directors of New PubCo.

“New PubCo Earnout Shares” shall have the meaning set forth in Section 3.2(g).

“New PubCo Equity Plan” shall have the meaning set forth in Section 7.16(a).

“New PubCo Equity Plan Amount” shall mean a number equal to five percent (5%) of the Fully Diluted Share Count (inclusive of the New PubCo Equity Plan Amount).

“New PubCo Ordinary Shares” shall mean ordinary shares of New PubCo, par value $0.0001 per share, as defined in the New PubCo A&R Memorandum and Articles of Association.

“Non-Recourse Party” shall have the meaning set forth in Section 11.14.

“Nuvini” shall mean Nuvini S.A., a sociedade por ações organized under the laws of Brazil.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“ordinary course” or “ordinary course of business” shall mean, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person, but including considerations relating to COVID-19 and any relevant COVID-19 Measures.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Transaction Expenses” shall mean the Company Transaction Expenses, solely to the extent such Company Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

“Outstanding SPAC Transaction Expenses” shall mean the SPAC Transaction Expenses, solely to the extent such SPAC Transaction Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

“Owned Intellectual Property” shall mean all Intellectual Property owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the audited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows, for the years ended December 31, 2022 and 2021 audited by the Company’s independent auditors in accordance with (i) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and (ii) PCAOB auditing standards, together with the auditor’s report of the independent auditors thereon, and (b) to the extent provided by the Company or New PubCo pursuant to Section 7.16, any other audited financial statements of the Company that are included in the Registration Statement / Proxy Statement.

“Permitted Lien” shall mean (a) Liens for Taxes (i) not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and (ii) that are sufficiently reserved for on the financial statements in accordance with IFRS or US GAAP, as applicable; (b) statutory and contractual Liens of landlords with respect to leased real property that do not interfere in any material respect with the value or the present or intended use of or occupancy of the affected leased real property by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course of business and: (i) not yet delinquent or that are being contested in good faith through appropriate proceedings and (ii) that are sufficiently reserved for on the financial statements in accordance with IFRS or US GAAP, as applicable; (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the value or the present or intended use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Owned Intellectual Property, non-exclusive licenses (or sublicenses) entered into in the ordinary course of business; (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record, in each case, arising in the ordinary course that do not, individually or in the aggregate, materially interfere with the value or present or intended use or occupancy of the assets and real properties of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; (g) Liens identified in the Financial Statements; (h) Liens securing any Group Company’s existing credit facilities; (i) Liens arising from the Shareholders Agreement of the Company; (j) Liens existing under the Governing Documents of the Company or New PubCo over the shares issued thereby; and (k) transfer restrictions arising under applicable securities Legal Requirements.

“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully Diluted Share Count.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by an applicable Privacy Requirement, any information that relates to, is capable of being associated with, or could be linked, directly or indirectly, or used to contact any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investments” shall have the meaning set forth in Section 7.22.

“PIPE Investors” shall have the meaning set forth in Section 7.22.

“PIPE Subscription Agreements” shall have the meaning set forth in Section 7.22.

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, and email, text message, or telephone communications including, to the extent applicable, the Brazilian Data Protection Law and the and the Data Protection Act (As Revised) of the Cayman Islands.

“Privacy Requirements” shall mean (a) all applicable Privacy Laws, (b) any applicable public-facing privacy policies of any of the Group Companies concerning the collection, dissemination, storage or use of Personal Information, and (c) any contractual obligations relating to Personal Information applicable to any of the Group Companies.

“Process” or “Processing” shall mean, with respect to any data or Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Reference Date” shall mean (a) with respect to representations and warranties relating to each of New PubCo and Merger Sub, the date of incorporation of New PubCo and Merger Sub, respectively, and (b) with respect to the Group Companies, the date of incorporation of the Company.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement / Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Parties” shall mean, with respect to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective current, future, and former (however only as of one year prior to the date hereof) direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of the foregoing Persons’ respective successors and assigns.

“Representatives” shall mean, with respect to any Person, such Person’s controlling shareholders, controlling stockholders, directors, officers, managers, employees, agents, advisors and other representatives.

“Rollover Option” shall have the meaning set forth in Section 3.2(f)(i).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea and Syria, as well as the Crimea region, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated persons maintained by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom, (b) any Person located, organized, or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (a) - (c).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Voting and Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Smart NX” has the meaning set forth in Section 7.27.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.11(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, plus (b) the aggregate amount of any cash of SPAC on hand immediately prior to the Closing, less (c) the Aggregate SPAC Stockholder Redemption Payments Amount, less (d) the aggregate amount of any amounts payable from the Trust Account pursuant to Section 7.12(a)(ii)(E), plus (e) the net amount of proceeds actually contributed by investors pursuant to the PIPE Investments in accordance with the terms and conditions of the PIPE Subscription Agreements, less (f) the aggregate amount of the Outstanding SPAC Transaction Expenses (but, in each case, excluding any Taxes required to be paid by SPAC in respect of the SPAC Extension Redemptions or the SPAC Stockholder Redemptions pursuant to the Inflation Reduction Act of 2022, as described in clause (f) of the definition of SPAC Transaction Expenses), less (g) the aggregate amount of the Outstanding Company Transaction Expenses.

“SPAC Class A Common Stock” means the Class A Common Stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means the Class B Common Stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.13(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.13(b)(ii).

“SPAC Disclosure Schedule” shall have the meaning set forth in the Preamble to Article V.

“SPAC Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, transaction bonus, incentive compensation, share purchase, stock purchase, employee stock ownership, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (i) which SPAC sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of any current or former officer, employee, natural individual independent contractor or director of SPAC, or (ii) with respect to which SPAC has or may have any direct or indirect liability.

“SPAC Extension Redemption” shall mean any redemption of SPAC Stockholders conducted in connection with the Extension.

“SPAC Financing Certificate” shall have the meaning set forth in Section 3.5.

“SPAC Governing Documents” shall mean the Second Amended and Restated Certificate of Incorporation of SPAC effective November 3, 2021, as it may be amended if an Extension is approved, and the bylaws of SPAC, as it may be amended from time to time.

“SPAC Material Adverse Effect” shall mean any Effect, change, or occurrence, that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the assets and liabilities, business conditions (financial or otherwise) or results of operations of the SPAC; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the Effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, volcanic activities, mudslides, flooding, wild fires or other natural disasters, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters, in each case, where SPAC’s business has a material presence; (iii) solely to the extent related to the identity of any Group Company or any of its Affiliates, changes attributable to the public announcement, performance or pendency of the Transactions (including the loss of customers, financing source, joint venture partners, licensors, licensees, suppliers, employees or other third parties having business relationships with SPAC), provided that this clause (iii) shall not apply to the representations and warranties(or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions to the extent applicable; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in the United States or worldwide economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index, commodity or any disruption of such markets); (vii) events generally applicable to blank check companies or affecting the industries and markets in which blank check companies operate; (viii) any failure in and of itself of SPAC to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent or otherwise affect a determination that the Effect underlying such failure has resulted in a SPAC Material Adverse Effect (except to the extent otherwise excluded under this definition); or (ix) any actions (A) expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement or (B) taken at the prior written request of New PubCo, Merger Sub or the Company (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, that in the case of each of clauses (i), (ii), (iv), (v), (vi) and (vii), any such event to the extent it disproportionately affects SPAC relative to other participants in the industries or geographical areas in which SPAC operates shall not be excluded from the determination of whether there has been, or could reasonably be expected to be, a SPAC Material Adverse Effect. Notwithstanding the foregoing, the amount of any SPAC Stockholder Redemption or SPAC Extension Redemption, or the failure to obtain the SPAC Stockholder Approval, shall not be deemed a SPAC Material Adverse Effect.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Sponsor” shall mean Mercato Partners Acquisition Group, LLC, a Delaware limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Stockholder Approval” shall mean the approval of the SPAC Stockholder Matters as set out in Section 7.1(a)(i), in each case in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Stockholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Stockholders” shall have the meaning set forth in Recitals hereto.

“SPAC Transaction Expenses” shall mean (a) all reasonable and documented accrued and unpaid out-of-pocket third-party fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (including, but not limited to the PCAOB Financial Statements), due diligence expenses (including fees or reimbursement fees for the obtainment of any due diligence reports prepared by third parties), advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its Affiliates as of the Closing (including deferred underwriting compensation paid to BofA Securities, Inc. in accordance with the SPAC Underwriting Agreement); (b) any Extension Expenses; (c) all costs, fees and expenses related to the SPAC D&O Tail; (d) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of SPAC solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (e) any and all filing fees required by Governmental Entities (including the SEC and NASDAQ), including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions; (f) any Taxes required to be paid by SPAC in respect of any redemptions, including the SPAC Stockholder Redemptions and the SPAC Extension Redemptions, pursuant to the Inflation Reduction Act of 2022; (g) any reasonable, documented fees or expenses incurred by the Company in connection with the formation of the Intermediate Companies; and (h) any amounts outstanding under the Working Capital Loans to the extent payable in cash; provided, that SPAC Transaction Expenses shall include the estimated fees and expenses set forth on Section 1.1(b) of the SPAC Disclosure Schedule.

“SPAC Underwriting Agreement” shall mean that certain Underwriting Agreement between SPAC and BofA Securities, Inc., dated as of November 3, 2021.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant.

“SPAC Warrant Agreement” shall mean that certain Warrant Agreement, dated November 3, 2021, by and between SPAC and Continental Trust.

“SPAC Warrants” shall mean warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Special Meeting Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Specified Company Agreement” shall have the meaning set forth in Section 7.21.

“Specified Indebtedness” shall have the meaning set forth in Section 7.24.

“Sponsor Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.2.

“Takeover Laws” shall have the meaning set forth in Section 4.6.

“Tax” or “Taxes” shall mean: any and all federal, state, local, municipal and non-US taxes, including, without limitation, gross receipts, gross revenues, income, profits, gains, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees, charges, tariffs, contributions, social contributions, imposts and other similar charges, in each case, imposed by a Taxing Authority (whether disputed or not), together with all interest, penalties and additions imposed by a Taxing Authority with respect to any such amounts.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction with respect to any Tax.

“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable.

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof and any common law rights with respect thereto.

“Transaction Agreements” shall mean this Agreement, the Sponsor Support Agreement, the Shareholder Voting and Support Agreement, the Contribution Agreement, the Registration Rights Agreement, the Lock-up Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Consideration” shall have the meaning set forth in Section 3.7.

“Transaction Litigation” shall have the meaning set forth in Section 7.19.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger, the Contribution, and the PIPE Investments.

“Transfer Taxes” shall have the meaning set forth in Section 7.14(c).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.13(a).

“Trust Agreement” shall have the meaning set forth in Section 5.13(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.5.

“Updated Company Disclosure Schedule” shall have the meaning set forth in Section 11.17.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles.

“Waiving Parties” shall have the meaning set forth in Section 11.15.

“Willful Breach” shall mean, with respect to any Person and any agreement to which such Person is a party, such Person’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Person with the knowledge that the taking of such act or failure to take such act would cause a material breach of such covenant or agreement.

“Working Capital Loans” shall mean the outstanding loans made to SPAC by the SPAC Sponsor as of the Merger Effective Time as set forth on Section 1.1(c) of the SPAC Disclosure Schedule, portions of which loaned amounts may be converted, at the option of the lender, into warrants identical to the SPAC Warrants at a price of one dollar and fifty cents ($1.50) per warrant upon consummation of the Merger (such warrants, the “Working Capital Warrants”).

“Working Capital Warrants” shall have the meaning set forth in the definition of Working Capital Loans.

ARTICLE II

CONTRIBUTION AND THE MERGER

2.1. Contribution. At the Contribution Effective Time, in accordance with the Contribution Agreement, the Company Shareholders and New PubCo will consummate the Contribution. As a result, following the Contribution, the Company shall become a direct, wholly-owned subsidiary of New PubCo.

2.2. Merger. On the Closing Date, following the completion of the Contribution, at the Merger Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger (SPAC, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”). As a result, following the Merger, the shares of the Surviving Corporation will be directly and solely held by Intermediate 2.

2.3. Closing; Effective Times.

(a) Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing, provided that the Merger shall not occur prior to the first Business Day following the date that includes the Contribution Effective Time. The date on which the Merger actually takes place is referred to as the “Closing Date”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, substantially in the form attached as Exhibit D hereto (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Merger) being the “Merger Effective Time” and, together with the Contribution Effective Time, the “Effective Times”).

2.4. Effect of Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Sub and SPAC shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub and SPAC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.5. Governing Documents.

(a) At the Merger Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Corporation as the certificate of incorporation of the Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the Surviving Corporation to “Nuvini Holdings, Inc.”, until thereafter amended as provided by applicable Legal Requirements and such certificate of incorporation. At the Merger Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Corporation as the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Legal Requirements, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(b) On the Closing Date, the Governing Documents of New PubCo shall be amended and restated in substantially the form attached as Exhibit E hereto (the “New PubCo A&R Memorandum and Articles of Association”).

2.6. Directors and Officers.

(a) The Parties shall cause the initial directors and officers of the Surviving Corporation immediately following the Merger Effective Time to be comprised of the directors and officers of Merger Sub immediately prior to the Merger Effective Time, each to hold office in accordance with the organizational documents of the Surviving Corporation.

(b) From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the New PubCo A&R Memorandum and Articles of Association, the directors and officers of New PubCo shall be the directors and officers as agreed by the Parties pursuant to Section 7.15.

ARTICLE III

CLOSING TRANSACTIONS

3.1. Contribution. At the Contribution Effective Time, by virtue of the Contribution and in accordance with the Contribution Agreement, each issued and outstanding Company Ordinary Share held by the Company Shareholders shall be contributed in kind to New PubCo, free and clear of all Liens (other than potential restrictions on resale under applicable securities laws), and the Company Shareholders shall subscribe and be issued in exchange for such Company Ordinary Shares, in accordance with the Closing Payment Schedule, an aggregate number of New PubCo Ordinary Shares equal to the Aggregate Company Shareholder Consideration, with each holder of Company Ordinary Shares to receive the number of New PubCo Ordinary Shares set forth opposite such holder’s name as set forth on the Closing Payment Schedule.

3.2. Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company Parties or any SPAC Stockholders:

(a) SPAC Units. Each share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant comprising each issued and outstanding SPAC Unit immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant.

(b) Cancellation of Certain Shares of SPAC Common Stock. All shares of SPAC Common Stock held in the treasury of SPAC immediately prior to the Merger Effective Time, if any, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares of SPAC Common Stock. Each share of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time (except for shares being cancelled pursuant to Section 3.2(b)) shall be converted into and shall for all purposes represent only the right to receive one (1) validly issued, fully paid and non-assessable New PubCo Ordinary Share. As of the Merger Effective Time, all of the shares of SPAC Common Stock shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of shares of SPAC Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, in accordance with this Section 3.2, the Aggregate SPAC Stockholder Consideration and otherwise as expressly provided herein.

(d) Cancellation of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation. The shares of common stock of the Surviving Corporation shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation.

(e) Treatment of SPAC Warrants. Each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New PubCo Ordinary Shares determined as if New PubCo assumed such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to shares of SPAC Class A Common Stock under SPAC Warrants that will be converted into warrants of New PubCo shall thereupon be converted into rights with respect to New PubCo Ordinary Shares. Accordingly, from and after the Merger Effective Time: (i) each SPAC Warrant converted into a warrant of New PubCo as a result of the Merger may be exercised solely for New PubCo Ordinary Shares; (ii) the number of New PubCo Ordinary Shares subject to each such SPAC Warrant shall be the number of shares of SPAC Class A Common Stock that were subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; (iii) the per share exercise price for the New PubCo Ordinary Shares issuable upon exercise of each such SPAC Warrant shall be the per share exercise price of shares of SPAC Class A Common Stock subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; and (iv) any restriction on the exercise of any such SPAC Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant converted into a warrant of New PubCo in accordance with this Section 3.2 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares subsequent to the Merger Effective Time. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.2(e), including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.2(e), including adding New PubCo as a party thereto.

(f) Treatment of Company Options.

(i) At the Merger Effective Time, New PubCo shall assume the Company Equity Plan, and all references to “Company” in the Company Equity Plan and the documents governing the Company Equity Plan after the Merger Effective Time will be deemed references to New PubCo, and each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Contribution Effective Time shall automatically cease to represent the right to purchase Company Ordinary Shares and shall be canceled and extinguished in exchange for an option to purchase New PubCo Ordinary Shares (each, a “Rollover Option”) in an amount and at an exercise price determined as follows: (A) the number of New PubCo Ordinary Shares subject to the Company Option will be equal to the number of Company Ordinary Shares subject to such Company Option immediately prior to the Contribution Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share and (B) the exercise price per share will be equal to the exercise price per share immediately prior to the

Contribution Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Each Rollover Option shall, from and after the Merger Effective Time, have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Option immediately prior to the Merger Effective Time. No Company Options shall be permitted to be exercised between the Contribution Effective Time and the Merger Effective Time. Prior to the Closing, the Company Parties shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) to give effect to the provisions of this Section 3.2(f); and no less than five (5) Business Days prior to the Closing Date, the Company Parties shall provide to SPAC copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith. No grants shall be made pursuant to the Company Equity Plan on or after the Contribution Effective Time except with respect to the Forfeited Options (as described below in Section 3.2(f)(ii)).

(ii) New PubCo shall (A) reserve for issuance the number of New PubCo Ordinary Shares equal to the number of New PubCo Ordinary Shares subject to Company Options pursuant to the terms of Section 3.2(f)(i) (or cause its authorized share capital to be increased to permit such reservation should New PubCo not have sufficient authorized but unissued share capital for such issuance) and (B) issue and allot or cause to be issued and allotted the appropriate number of New PubCo Ordinary Shares, in accordance with the terms of the Company Options pursuant to the terms of Section 3.2(f)(i). As soon as practicable following the Closing, New PubCo will prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of New PubCo Ordinary Shares necessary to fulfill New PubCo’s obligations under this Section 3.2(f). In the event that any Rollover Options are forfeited without such options having been exercised, as a result of such Rollover Options failing to vest in accordance with their terms or due to the termination of employment or service of the holder of such Rollover Options for cause (“Forfeited Options”), then Rollover Options forfeited within twenty-four (24) months of the Closing Date shall be granted to beneficiaries of the Company Options or other employees, directors and officers, in each case as directed in writing by the board of directors of New PubCo. With respect to Rollover Options forfeited later than twenty-four (24) months following the Closing Date, then any New PubCo Ordinary Shares subject to such Forfeited Options shall be available for grants of new awards pursuant to the Company Equity Plan.

(g) Treatment of Earnout Shares. New PubCo shall (i) reserve for issuance the number of New PubCo Ordinary Shares (“New PubCo Earnout Shares”) equal to the number of Earnout Shares that immediately prior to the Contribution Effective Time are subject to contingent payment pursuant to the Earnout Agreements multiplied by the Exchange Ratio, rounded down to the nearest whole share (or cause its authorized share capital to be increased to permit such reservation should New PubCo not have sufficient authorized but unissued share capital for such issuance) and (ii) issue and allot or cause to be issued and allotted the appropriate number of New PubCo Ordinary Shares, in accordance with the terms of such agreements and the Closing Payment Schedule. In the event that any New PubCo Earnout Shares reserved for issuance pursuant to this Section 3.2(g) and included in the Closing Payment Schedule are not ultimately issued pursuant to the Earnout Agreements to the Persons indicated in such Agreements, then such New PubCo Earnout Shares shall be issued instead to the Company Shareholders pro rata in accordance with the Closing Payment Schedule to the extent such Company Shareholder remains a shareholder of New PubCo at the time of such issuance.

3.3. Exchange Procedures. Following the date hereof and prior to the Merger Effective Time, New PubCo shall appoint an exchange agent reasonably acceptable to SPAC and New PubCo (the “Exchange Agent”) to act as the exchange agent in connection with the Contribution and the Merger and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to SPAC and New PubCo; provided, however, that Continental Trust is deemed to be reasonably acceptable to SPAC and New PubCo.

3.4. Issuance of the Aggregate Company Shareholder Consideration and the Aggregate SPAC Stockholder Consideration.

(a) New PubCo shall issue, in accordance with the procedures to be agreed upon with the Exchange Agent, (i) at the Contribution Effective Time, to each Company Shareholder, in accordance with the Contribution Agreement, the number of New PubCo Ordinary Shares to which such Company Shareholder is entitled in respect of its Company Ordinary Shares pursuant to Section 3.1 and (ii) at or after the Merger Effective Time, to each SPAC Stockholder, the number of New PubCo Ordinary Shares to which such SPAC Stockholder is entitled in respect of its shares of SPAC Common Stock pursuant to Section 3.2(c).

(b) The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New PubCo Ordinary Shares occurring on or after the date hereof and prior to the Closing.

3.5. SPAC Financing Certificate. No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Extension Redemptions and SPAC Stockholder Redemptions; (b) the amount of SPAC Cash; (c) the aggregate amount, and a list, of SPAC Transaction Expenses, including the Outstanding SPAC Transaction Expenses, together with written invoices and wire transfer instructions for the payment of the Outstanding SPAC Transaction Expenses; (d) the number and class of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Extension Redemptions and SPAC Stockholder Redemptions; and (e) the number of New PubCo Ordinary Shares to be issued pursuant to the PIPE Subscription Agreements, if any. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.5 and any relevant books and records of the SPAC. SPAC and its Representatives shall reasonably assist and cooperate with the Company and its Representatives in their review of the documentation and shall consider in good faith the comments of the Company.

3.6. Company Financing Certificate. No later than three (3) Business Days prior to the Closing Date, Company shall deliver to SPAC notice (the “Company Financing Certificate”) setting forth: (a) the aggregate amount, and a list, of Company Transaction Expenses, including the Outstanding Company Transaction Expenses, together with written invoices and wire transfer instructions for the payment of the Outstanding Company Transaction Expenses and (b) the amount of outstanding Specified Indebtedness. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of the Company. The Company and its Representatives shall reasonably assist and cooperate with SPAC and its Representatives in their review of the documentation and shall consider in good faith the comments of SPAC.

3.7. Closing Calculations. Promptly following delivery by SPAC of the SPAC Financing Certificate pursuant to Section 3.5 and the Company of the Company Financing Certificate pursuant to Section 3.6 and, in any event, not less than three (3) Business Days prior to the Closing Date and based solely upon the SPAC Financing Certificate and the Company Financing Certificate, the Company shall deliver to SPAC a written notice (the “Closing Payment Schedule”) setting forth the calculation of (a) the Company Value and the Exchange Ratio, (b) the Aggregate Company Shareholder Consideration, the Rollover Options and the New PubCo Earnout Shares (collectively, the “Transaction Consideration”) and (c) the allocation of the Transaction Consideration among the holders of Company Ordinary Shares, the holders of Company Options and the counterparties to the Earnout Agreements, together with reasonable relevant supporting documentation used in calculating such amounts. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.7 and any relevant books and records the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist and cooperate with SPAC and its Representatives in their review of the documentation and shall consider in good faith SPAC’s comments to the Closing Payment Schedule, and if any adjustments are made to the Closing Payment Schedule prior to the Closing, such adjusted Closing Payment Schedule shall be final and binding on all Parties and shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payment Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. SPAC shall, to the fullest extent permitted by applicable Legal Requirements, be entitled to rely fully on the information set forth in the Closing Payments Schedule, absent manifest error.

3.8. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, SPAC, the Company, New PubCo and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment (and any other amounts treated as consideration for purposes of applicable Tax Legal Requirements) as required by applicable Legal Requirements (as determined in good faith and subject to the requirements of this Section 3.8). Each Party shall use commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.9. Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub, and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the officers and directors, (or their designees) of the Company, Merger Sub and New PubCo, on the one hand, and SPAC, on the other hand, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MERGER SUB, AND NEW PUBCO

Except as set forth in the letter dated as of the date of this Agreement and delivered by the Company to SPAC prior to and in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and in any supplement delivered pursuant to Section 11.17, the Company, New PubCo, and Merger Sub, jointly and severally, hereby represent and warrant to SPAC as of the date hereof and as of the Closing Date as follows:

4.1. Organization and Qualification. The Company (a) is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on in all material respects its business as it is now being conducted. The Company is duly licensed or qualified to do business in, and is in good standing under the laws of, each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such license or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect. True, complete and correct copies of the Governing Documents of the Company as in effect as of the date of this Agreement have been made available to SPAC. The Company is not in breach or violation of any of the provisions of the Company’s Governing Documents except for such breach or violation as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.2. New PubCo and Merger Sub.

(a) New PubCo is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of New PubCo and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo and Merger Sub, taken as a whole, or have a Company Material Adverse Effect. True, complete and correct copies of the Governing Documents of New PubCo and Merger Sub as currently in effect as of the date of this Agreement have been made available to SPAC. Neither New PubCo nor Merger Sub is in breach or violation of any of the provisions of its Governing Documents in any material respect. Each of New PubCo and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company in, and is in good standing under the Legal Requirements of, each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither of New PubCo or Merger Sub (i) has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person (other than New PubCo’s ownership of Merger Sub Common Stock); or (ii) any assets or properties of any kind other than those incident to its formation and this Agreement. Neither of New PubCo or Merger Sub currently conducts, or has ever conducted, any business except as expressly contemplated by the Transaction Agreements and the Transactions. New PubCo and Merger Sub are entities that have been incorporated solely for the purpose of engaging in the Transactions.

(c) As of the date hereof, all issued and outstanding equity interests of (i) New PubCo are directly owned by Pierre Schurmann and (ii) securities of Merger Sub are directly owned by New PubCo, in each case free and clear of all Liens (other than Permitted Liens).

(d) Each of New PubCo and Merger Sub has the requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations under this Agreement and the other Transaction Agreements and to consummate the Transactions (including the Merger). The execution and delivery by New PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which either of them is a party, and the consummation by New PubCo and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of New PubCo and Merger Sub, and, except for receipt of the Company Party Shareholder Approval in relation thereto as required by applicable Legal Requirements and the approvals described in Section 4.7(b), no other proceedings on the part of New PubCo or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which any of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which any of them is a party have been duly and validly executed and delivered by New PubCo and/or Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal and binding obligations of New PubCo and Merger Sub (as applicable), enforceable against New PubCo and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

4.3. Intermediate Companies.

(a) As of the date of formation of the Intermediate Companies and as of the Closing Date, (i) each of the Intermediate Companies will be an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands, (ii) will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is contemplated to be conducted, except as would not be material to the Intermediate Companies, taken as a whole, or have a Company Material Adverse Effect. True, complete and correct copies of the Governing Documents of the Intermediate Companies as in effect as of the date of their formation will be made available to SPAC. As of the date of formation of the Intermediate Companies, neither of the Intermediate Companies will be in breach or violation of any of the provisions of its Governing Documents in any material respect.

(b) As of the date of formation of the Intermediate Companies and as of the Closing Date, none of the Intermediate Companies will have any (i) direct or indirect Subsidiaries (other than Intermediate 2 and Merger Sub), participations in joint ventures or other entities, or direct or indirect ownership of any equity interests or other interests or investments (whether equity or debt) in any Person (other than Intermediate 1’s ownership of Intermediate 2 Ordinary Shares and Intermediate 2’s ownership of Merger Sub Common Stock); or (ii) any assets or properties of any kind other than those incident to its formation and this Agreement. Since their respective dates of formation, none of the Intermediate Companies will have conducted any business except as expressly contemplated by the Transaction Agreements and the Transactions. Each of the Intermediate Companies are entities that will have been incorporated solely for the purpose of engaging in the Transactions.

(c) As of the date of formation of the Intermediate Companies, all issued and outstanding equity interests of (i) Intermediate 1 will be directly owned by New PubCo and (ii) Intermediate 2 will be directly owned by Intermediate 1, in each case free and clear of all Liens (other than Permitted Liens).

4.4. Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries (the “Company Subsidiaries”), together with their jurisdiction of incorporation or organization, as applicable, and the percentages of the outstanding equity interests of each such Company Subsidiary owned by each of the Company Parties and each other Company Subsidiary, as applicable, are listed on Section 4.4(a) of the Company Disclosure Schedule. Except as disclosed in Section 4.4(a) of the Company Disclosure Schedule, the Company owns, directly or indirectly, legal and beneficial title to all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole. Except as set forth on Section 4.8 of the Company Disclosure Schedule, each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is or, to the Knowledge of the Company, has been in breach or violation of any of the provisions of its Governing Documents except for such breach or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

4.5. Capitalization of the Group Companies.

(a) Section 4.5(a) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) the authorized share capital of the Company and the number thereof issued and outstanding and (ii) the number, class and series of capital stock or other equity securities (including notes and other securities convertible into equity securities) owned by each Company Shareholder. All such share capital, capital stock or other security securities are owned, beneficially and of record, by such Company Shareholder free and clear of all Liens (other than Permitted Liens).

(b) Except as disclosed in Section 4.5(b) of the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, right of first refusal, pre-emptive right, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any other Group Company is authorized or outstanding, including any such rights granted to any employees, consultants or directors of the Company or any Group Company, and (ii) there is no commitment by any Group Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of its equity securities any evidence of indebtedness, to repurchase or redeem any of its securities or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Ordinary Shares. Except for (x) any dividends or distributions declared prior to the date of this Agreement and reflected in the Interim Financial Statements and (y) any dividends, distributions or other dispositions and payments of any nature declared, paid or made, as the case may be, between the Company and any of its Related Parties in accordance with contractual obligations existing on the date of this Agreement as disclosed pursuant to Section 4.21 or Section 4.23, no Group Company has declared or paid any dividends or distributions with respect to any Company Ordinary Shares since June 30, 2022, or has made any other dispositions or payments of any nature to any of its Related Parties. There are no outstanding contractual obligations of any Group Company to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Except as disclosed in Section 4.5(c) of the Company Disclosure Schedule, all issued and outstanding Company Ordinary Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued or transferred in violation of, any Legal Requirement, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right created by statute, the Governing Documents of any of the Group Companies or any agreement to which the Company is a party, and (iii) have been offered, or transferred, sold and issued in compliance with applicable Legal Requirements and the applicable Group Companies’ respective Governing Documents.

(d) Except as disclosed in Section 4.5(d) of the Company Disclosure Schedule, no outstanding Company Ordinary Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which any Group Company is a party or by which it is bound obligating any Group Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional share capital, shares of capital stock, limited liability company interests or any other equity interests of or participation in such Group Company, or any security convertible or exercisable for or exchangeable into, such equity interests of or participation in such Group Company.

(e) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of each Group Company were undertaken in compliance with the applicable Group Company’s Governing Documents then in effect, any agreement to which the applicable Group Company then was a party and in compliance with applicable Legal Requirements.

(f) Except as set forth in the Governing Documents of the respective Group Companies or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as set forth on Section 4.5(g) of the Company Disclosure Schedule and as otherwise provided for in this Agreement, as a result of the consummation of the Transactions, no shares, shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) Except for the Indebtedness set forth in Section 4.5(h) of the Company Disclosure Schedule, no Group Company has any Indebtedness.

(i) No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19 or COVID-19 Measures.

(j) Except for the Governing Documents of each Group Company or as set forth in Section 4.5(j) of the Company Disclosure Schedule, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of any capital stock or equity securities of a Group Company.

4.6. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to: (a) execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder; and (b) carry out the Company’s obligations hereunder and thereunder and, subject to receiving the Company Party Shareholder Approvals, to consummate the Transactions to which it is (or will be) a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is (or will be) a party, and the consummation by the Company of the Transactions to which it is a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of the Company, and, except for the Company Party Shareholder Approval and the approvals described in Section 4.7(b), no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to which it is a party. This Agreement and the other Transaction Agreements to which it is (or will be) a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute or will constitute, upon execution thereof, as applicable, the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. To the Knowledge of the Company, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Governing Documents of SPAC is applicable to this Agreement, the Transactions or any of the other transactions contemplated hereby.

4.7. No Conflict; Required Filings and Consents.

(a) Assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.7(b) are duly and timely made or obtained, the execution and delivery by each of the Company, New PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is (or will be) a party do not, the performance of this Agreement and the other Transaction Agreements to which it is (or will be) a party by each of the Company, New PubCo and Merger Sub will not, and the consummation of the Transactions will not: (i) conflict with or result in a violation or breach of or default under any provision of any of the Company’s, New PubCo’s or Merger Sub’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) violate, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or materially impair any Group Company’s, New PubCo’s, or Merger Sub’s rights or, in a manner adverse to any of the Group Companies, New PubCo or Merger Sub, alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, modification, acceleration (including any forced repurchase), suspension, revocation or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies, New PubCo and Merger Sub pursuant to, any Company Material Contracts (including any of the terms, conditions or provisions thereunder), except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement, or the other Transaction Agreements to which it is (or will be) a party, by each of the Company, New PubCo and Merger Sub do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Company, New PubCo and Merger Sub are qualified to do business; (iii) for the consents, approvals, authorizations and permits described on Section 4.7(b) of the Company Disclosure Schedule; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.8. Compliance; Approvals.

(a) Each of the Group Companies, New PubCo and, Merger Sub has since the Reference Date, and each of the Intermediate Companies will have since the date of formation, complied in all material respects with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies, New PubCo, and Merger Sub since the Reference Date, or will have been received by any of the Intermediate Companies since the date of formation, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to be material to the Group Companies.

(b) (i) Each of the Group Companies, New PubCo, and Merger Sub is, and each of the Intermediate Companies will be since the date of formation, in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and (ii) each Approval held by each of the Group Companies, New PubCo, and Merger Sub is, and each of the Intermediate Companies will be since the date of formation, valid, binding and in full force and effect, in case of clauses (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to be material to the Group Companies. None of the Group Companies, New PubCo, Merger Sub and the Intermediate Companies (i) are (and solely with respect to the Intermediate Companies, will be since the date of formation) in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) have received (and solely with respect to the Intermediate Companies, will have received since the date of formation) any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.9. Financial Statements.

(a) The Company has made available to SPAC true, correct in all material respects, and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2021 and 2020 (collectively, the “Audited Financial Statements”), each audited in accordance with IFRS, and (ii) the unaudited consolidated balance sheets of the Company as of December 31, 2022, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the 12-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (x) present fairly, in all material respects, the financial condition of the Company and its Subsidiaries, as at the respective dates thereof; and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of footnotes); (y) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (z) were prepared from, and in accordance with, the books and records of the Group Companies. The books of account, ledgers, order books, records and other financial documents of the Group Companies have been maintained in the ordinary course of the Company’s business and reflect all material information relating to their respective businesses, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The PCAOB Financial Statements to be delivered by the Company as promptly as practicable following the date hereof in accordance with Section 7.17, when so delivered, will (i) have been prepared from, and in accordance with, the books and records of the Group Companies, (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, (iv) have been audited in accordance with the standards of the PCAOB, and (v) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X), for inclusion in the Registration Statement / Proxy Statement.

(c) The Group Companies maintain a system of internal accounting controls sufficient to provide commercially reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since the Reference Date, none of the Group Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Group Companies with respect to the Financial Statements or the internal accounting controls of any of the Group Companies that any of the Group Companies has engaged in questionable accounting or auditing practices.

(e) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.10. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet of the Group Companies prepared in accordance with IFRS applied and in accordance with past practice, except for: (a) obligations and liabilities provided for in, or otherwise disclosed or reflected on the face of the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) obligations and liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

4.11. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each of the Group Companies (a) has conducted its business in the ordinary course of business in all material respects, (b) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (c) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of SPAC.

4.12. Litigation. Except as disclosed in Section 4.12 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Reference Date (or, solely with respect to the Intermediate Companies, the date of formation): (a) there have not been, and there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings, or any investigation, against any Group Company, New PubCo, Merger Sub or the Intermediate Companies or any of their respective properties or assets, or any of the equity holders, members, directors, managers or officers of any Group Company, New PubCo, Merger Sub or the Intermediate Companies with regard to their actions as such, including Legal Proceedings that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Transaction Agreement; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, there has not been, and there is no pending or, to the Knowledge of the Company, threatened audit, examination, investigation or enforcement by any Governmental Entity against any Group Company, New PubCo, Merger Sub or the Intermediate Companies or any of their respective properties or assets, or any of the equity holders, members, directors, managers or officers of any Group Company, New PubCo, Merger Sub or the Intermediate Companies with regard to their actions as such; (c) there has not been, and there is no pending, or to the Knowledge of the Company, threatened Legal Proceeding or investigation, by any Group Company, New PubCo, Merger Sub or the Intermediate Companies against any third party; and (d) there has not been, and there is no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company, New PubCo, Merger Sub or the Intermediate Companies or any of their respective properties or assets, or any of the directors, managers or officers of any Group Company, New PubCo, and Merger Sub with regard to their actions as such.

4.13. Employee Benefits Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”). For each material Foreign Plan, the Group Companies have made available to SPAC a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable, the most recently prepared financial statements.

(b) Except as provided for on Section 4.13(a) of the Company Disclosure Schedule, (i) each such Foreign Plan is in material compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan; (ii) there are no material pending, or to the Knowledge of the Company, threatened investigations by any Governmental Entity involving such Foreign Plan, and no material pending, or to the Knowledge of the Company, threatened claims (except for claims for benefits payable in the normal operation of such Foreign Plan), actions, suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan (including any infraction notice before the Brazilian Ministry of Labor and Employment or other Governmental Entity, administrative procedure, term of adjustment of conduct (TAC), civil action filed by the Brazilian Public Prosecutor’s Office of Labor Affairs or other Governmental Entity); (iii) except as would not result in material liability to the Company, all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made in a timely manner; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded and/or fully insured, and/or book-reserved, is fully funded and/or fully insured and/or book-reserved, as appropriate, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements and IFRS, in each of the foregoing cases except as would not reasonably be expected to be material to the Group Companies; (vi) each such Foreign Plan, if intended to qualify for special tax treatment, meets all the requirement for such treatment and, to the Knowledge of the Company, no event has occurred with respect to such Foreign Plan that would reasonably be expected to cause the denial or loss of such special tax treatment; and (vii) to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such Foreign Plan.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Foreign Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries or under any Foreign Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Foreign Plan; or (iv) limit the right to merge, amend or terminate any Foreign Plan.

4.14. Labor Matters.

(a) Except as stated in Section 4.14(a) of the Company Disclosure Schedule, (i) no Group Company is a party to or bound by, or currently negotiating in connection with entering into or amending, any collective bargaining agreement or other similar labor Contract applicable to current or former employees of any Group Company; and (ii) no employees of the Group Companies are represented by any labor union, labor organization, works council or other employee representative bodies with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with a labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, to the Knowledge of the Company, there have been no labor organizing activities involving Group Company or with respect to any employees of the Group Companies in effect or threatened in writing by any labor organization, work council, group of employees, union or other employee representative bodies.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Group Companies involving any employee or former employee of any Group Company.

(c) To the Knowledge of the Company, no executive officer of the Company has given written notice to any Group Company of termination of his or her employment with the Company in connection with the consummation of the Transactions. To the Knowledge of the Company, the Group Companies and each of their employees and consultants are in compliance in all material respects with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) To the Knowledge of the Company, no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed director or executive officer of any Group Company.

(e) Since the Reference Date, there have been no material complaints, charges, investigations or other Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices, including all laws respecting terms and conditions of employment classification, employment, wages and hours, overtime, and any foreign, state or local “mass layoff” or “plant closing” laws, collective bargaining agreement (acordo coletivo), collective tripartite bargaining obligations (Convenção Coletiva), immigration and work eligibility, benefits (including fringe and extra-legal benefits), labor relations, harassment (including sexual harassment), discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 in the workplace, temporary employees, licenses, termination payments, travel expenses, endowment (doação), outsourcing, vacations, working permits and apprenticeships.

(f) There has been no “mass layoff”, “plant closing” or other similar event under any applicable Legal Requirement with respect to any Group Company since the Reference Date.

(g) No Group Company is liable for any arrears of wages, amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements, or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole.

(h) Except as would not be reasonably expected to result in a material liability of any Group Company, each individual who has provided or is providing services to any Group Company in Brazil and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, for any purpose (including for tax purposes or purposes of any Employee Benefit Plan) has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. None of the Group Companies has any material liability or obligation under any applicable Legal Requirement or Foreign Plan arising out of improperly classifying such individual as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable.

4.15. Real Property; Tangible Property.

(a) No Group Company currently owns any real property or has in the past three (3) years owned any real property.

(b) Except where the failure to comply would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole, each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases (as defined below). No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Group Company has received in writing or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Section 4.15(b) of the Company Disclosure Schedule contains a true and correct list of all Company Real Property Leases.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Section 4.15(c) of the Company Disclosure Schedule, except in each case that would not reasonably be expected to have a Company Material Adverse Effect.

4.16. Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Group Company, New PubCo and Merger Sub have been duly and timely filed with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes payable by each Group Company, New PubCo and Merger Sub (whether or not shown on any Tax Return) have been fully and timely paid.

(b) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Taxing Authority in writing (nor to the Company’s Knowledge is there any such claim, assessment, deficiency or proposed adjustment) against any Group Company, New PubCo or Merger Sub which has not been paid or resolved with no further liability to any Group Company, New PubCo and Merger Sub.

(c) No Tax audit or other examination of any Group Company, New PubCo or Merger Sub by any Taxing Authority with regard to material Taxes is presently in progress, nor has any Group Company, New PubCo or Merger Sub been notified in writing of any commencement or anticipated commencement, request or threat for a Tax audit or other examination.

(d) There are no Liens for Taxes (other than Liens for Taxes net yet due and payable) upon any of the assets of any Group Company, New PubCo or Merger Sub.

(e) None of New PubCo, Merger Sub or any Group Company has liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of any of the Group Companies, New PubCo and Merger Sub in the ordinary course of business.

(f) None of New PubCo, Merger Sub or any Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) as a result of (A) being a member of an affiliated, consolidated, combined, unitary, aggregate or similar Tax group (B) as a result of being a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or non-U.S. Tax purposes.

(g) There are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of any Group Company, New PubCo or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of any Group Company, New PubCo or Merger Sub.

(h) Group Company, New PubCo or Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Taxing Authority.

(i) None of New PubCo, Merger Sub or any Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(j) New PubCo, Merger Sub and each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) No Group Company will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) or any use of an improper method of accounting during any period (or portion thereof) ending on or prior to the Closing Date; (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or non-U.S. local Legal Requirements); or (v) any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements).

(l) No claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Taxing Authority in a jurisdiction in which any Group Company does not file a Tax Return that any Group Company is or may be subject to material Tax that would be the subject of such Tax Return.

(m) Each of New PubCo, Merger Sub and each Group Company has timely withheld and paid to the appropriate Taxing Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other party, and has complied in all material respects with applicable law with respect to Tax withholding.

(n) During the two-year period ending on the date hereof, the Company has not made a distribution to any of its shareholders in the form of stock of another entity, and stock of the Company has not been distributed by another corporation to that corporation’s shareholders.

(o) None of any Group Company, New PubCo or Merger Sub has been a party to any tax shelter transaction or any similar transaction requiring disclosure under applicable Legal Requirements.

(p) Neither the Company nor any of its non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(q) The Company is not and has never been a “controlled foreign corporation” as defined in Section 957 of the Code.

(r) Each Group Company is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation. Neither the Company nor any Group Company has ever filed an IRS Form 8832.

(s) Merger Sub was newly formed solely to effect the Merger and it will not conduct any business activities or other operations or incur any material liabilities of any kind (other than administrative or ministerial activities or liabilities incident to the performance of the transactions contemplated by this Agreement) prior to the Merger.

(t) None of New PubCo, Merger Sub or any Group Company has taken, permitted or agreed to take any action, intends to or plans to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to cause New PubCo to be treated as a Tax resident of any jurisdiction other than Cayman Islands following the Transactions.

4.17. Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Group Companies:

(a) The Group Companies are, and have been for the past three (3) years, in compliance with applicable Environmental Laws and the business of the Group Companies is being, and since the Reference Date has been, operated in compliance with applicable Environmental Laws;

(b) The Group Companies have obtained or made, and are and have been in compliance since the Reference Date with, all permits, licenses, approvals, consents, waivers, exemptions, notices, registrations and other authorizations required under applicable Environmental Laws;

(c) No Group Company is party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, Orders, requests for information or Legal Proceedings arising under or related to applicable Environmental Laws;

(d) To the Knowledge of the Company, no conditions, including the presence of Hazardous Substances, currently exist with respect to the Company Leased Properties that could reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under applicable Environmental Laws;

(e) No Group Company has received any unresolved or outstanding written notice from any Governmental Entity or any other Person alleging any non-compliance with applicable Environmental Laws by any Group Company or requiring any Group Company to conduct any investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances;

(f) To the Knowledge of the Company, no portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used for the handling, manufacturing, processing, generation, treatment, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by applicable Environmental Laws;

(g) Since the Reference Date, no Group Company has generated, treated, stored, disposed of, released, transported, or arranged for the transportation or disposal of any Hazardous Substances at any location except in compliance with applicable Environmental Laws; and

(h) The Group Companies have made available to SPAC copies of all material, non-privileged environmental assessments (including any Phase I or Phase II environmental site assessments), studies, audits, analyses, or reports relating to the Company Leased Properties or the operations of the Group Companies and prepared in the past three (3) years, which are in the possession or control of the Group Companies as of the date of this Agreement.

4.18. Brokers; Third-Party Expenses. Except as disclosed in Section 4.18 of the Company Disclosure Schedule, none of the Group Companies, New PubCo or Merger Sub has any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any of the Group Companies.

4.19. Intellectual Property & Data Privacy.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property owned by any of the Group Companies: (i) issued or granted Patents and pending Patent applications; (ii) registered Trademarks and pending applications for Trademark registrations; (iii) registered Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”); and (v) Group Company Software.

(b) (i) Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, all of the Company Registered Intellectual Property is subsisting and all of the issued, granted or registered Company Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. (ii) Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, none of the Owned Intellectual Property material to the operation of the business of any of the Group Companies has been adjudged invalid or unenforceable in whole or part.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens), and has a license or otherwise possesses rights to use (as currently used by the Group Companies) all other material Intellectual Property used in the conduct of the businesses of the Group Companies. The consummation of the transactions contemplated by this Agreement will not (i) impair any rights under, or cause any of the Group Companies to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which any of the Group Companies grants any Person rights to use any Owned Intellectual Property, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Licensed Intellectual Property, except as would not, individually or in the aggregate, be material to any of the Group Companies.

(d) Except as set forth on Section 4.19(d) of the Company Disclosure Schedule, to the Knowledge of the Company, since the Reference Date, neither the Group Companies nor the conduct of the businesses of the Group Companies has infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, since the Reference Date, no Person has infringed, misappropriated, diluted or otherwise violated since the Reference Date, and no Person is infringing, misappropriating or otherwise violating, any Owned Intellectual Property in any material respect, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(e) Except as set forth on Section 4.19(e) of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any third party; or (ii) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property. None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(f) No past or present director, officer, shareholder, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any Intellectual Property purported to be owned by any of the Group Companies (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies). Each Person who is or was engaged in creating or developing any material Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the confidentiality of such information) in confidence; and (ii) with respect to any such material Intellectual Property that does not vest initially in a Group Company by operation of law, presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured material breach by any such Person with respect to its obligation to assign any Intellectual Property to any Group Company or to protect the Trade Secrets of the Group Companies under any such agreement.

(g) Each of the Group Companies, as applicable, takes commercially reasonable steps to maintain, protect and enforce Intellectual Property rights, including taking commercial reasonable steps to maintain the confidentiality of all Trade Secrets and other material confidential information owned or held by any of the Group Companies.

(h) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create, in whole or in part, any material Owned Intellectual Property in any manner that gives any such person or entity any ownership or other material rights in such Intellectual Property.

(i) The Group Companies exclusively possess copies of all source code and related technical documentation necessary to compile and operate the Group Company Software as currently operated. Each of the Group Companies, as applicable, takes commercially reasonable steps to maintain the confidentiality of the source code included in the Group Company Software. No source code for any Group Company Software has been delivered, licensed or made available to, and no Group Company is obligated under any circumstances to deliver, license or make available any source code for any Group Company Software to: (i) any escrow agent or (ii) any other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations in a written Contract to any Group Company with respect to such source code.

(j) The Group Companies own, lease, license or otherwise have the legal right to use all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment used by any Group Company (collectively, the “Company IT Systems”), and such Company IT Systems are sufficient in all material respects for the operations of the businesses of the Group Companies as currently conducted. In the last three (3) years, there have been no material defects, technical concerns or problems in any of the Business Products that would prevent the same from performing substantially in accordance with their documentation. The Group Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the integrity, security and continuous operation of the Company IT Systems, and have in place commercially reasonable measures to protect the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, modification or corruption. Except as set forth on Section 4.19(j) of the Company Disclosure Schedule, the Group Companies have in place, commercially reasonable data backup, system redundancy, and disaster avoidance and recovery plans and procedures, consistent with current industry standards.

(k) Since the Reference Date, except as would not, individually or in the aggregate be material to the Group Companies, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any unauthorized use, access, interruption, modification or corruption) affecting any Business Products or IT Systems (or any information and transactions of the Group Companies stored or contained therein or transmitted thereby). The Company IT Systems owned by the Group Companies or, to the Knowledge of the Company, otherwise used by or on behalf of the Group Companies do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or other similar code or programs that could (i) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems.

(l) None of the Group Companies have incorporated any Open Source Software in, linked any Open Software to, or used any Open Source Software in connection with, any Group Company Software in a manner that requires the contribution, distribution, licensing, or disclosure to any third party of any portion of any material source code of such Group Company Software, that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person, or that would restrict any of the Group Companies from charging fees to licensees of such Group Company Software. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software to which any of them are party or otherwise bound.

(m) Except as set forth on Section 4.19(m) of the Company Disclosure Schedule, each of the Group Companies has since the Reference Date complied in all material respects with all Privacy Requirements. With respect to each affiliate, vendor, processor, or other third-party Processing or otherwise accessing, or sharing Personal Information by, for, with or on behalf of the Group Companies (“Data Partners”), the Company has been, and will continue to be, diligent in contracting and oversight, but cannot guarantee their compliance with Privacy Requirements. To the Knowledge of the Company, there has been no material non-compliance with Privacy Requirements by any Data Partner.

(n) None of the Group Companies have, since the Reference Date (i) been charged with a violation of any Privacy Requirements (but excluding non-material individual consumer demands and requests in the ordinary course of business) or (ii) received written notice that they are subject to any threatened claims, investigations, notices or requests from any Governmental Entity or other Person (excluding non-material individual consumer demands and requests in the ordinary course of business) in relation to any alleged or perceived breaches of any Privacy Requirements.

(o) Each of the Group Companies has as applicable, since the earlier of the (i) Reference Date and (ii) date the Brazilian Data Protection Law came into effect, implemented and maintained appropriate and industry standard safeguards and made reasonable best efforts to ensure appropriate safeguards are in place with Data Partners, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to identify and address internal and external risks to and to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure.

(p) The Group Companies have each implemented reasonable data security safeguards designed to protect the security and integrity of the Company IT Systems and any Personal Information in their possession or control, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. Since the Reference Date, (i) none of the Group Companies has, and, to the Knowledge of the Company, no Data Partner has informed the Group Companies in writing that it has, experienced any material breaches, security incidents, loss, theft, misuse of or unauthorized access to, unauthorized use or transfer, modification, or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by the Group Companies; (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any Privacy Requirement or any material breaches, security incidents, loss, theft, misuse of or unauthorized access to, unauthorized use or transfer, modification, or disclosure of Personal Information; and (iii) none of the Group Companies has been subject to or received written notice of any audits, proceedings or investigations by any Governmental Entity or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy Requirements, and, to the Knowledge of the Company, there is no reasonable basis for the same.

(q) The Group Companies have all rights to use the Personal Information in their possession or control in the manner in which the Group Companies receive and use such Personal Information prior to the Closing Date, and the execution, delivery, and performance of this Agreement and the transactions contemplated in this Agreement will not result in a material violation of any Privacy Requirement.

4.20. Agreements, Contracts and Commitments.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:

(i) any Contract (or group of related Contracts (other than non-continuing purchase orders)) or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $2,500,000 (or its equivalent in another currency) per annum;

(ii) any Contract that purports to limit in any respect (A) the location or market in which the Group Companies’ businesses may be conducted or products or services may be marketed or sold, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iii) any Contract that purports to limit the Persons that any Group Company may hire or solicit to hire;

(iv) any Contract memorializing any Interested-Party Transactions (other than standard employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) providing for annual payments in an amount equal to or greater than $100,000 (or its equivalent in another currency) per annum;

(v) any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company in excess of $1,000,000 (or its equivalent in another currency) per annum (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(viii) (A) any employment, consulting or management Contract providing for annual payments in excess of $250,000 (or its equivalent in another currency) or (B) any change in control payment, transaction bonus, retention bonus, sale bonus, stay and pay or similar Contract or arrangement, in each case of clauses (A) and (B), with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;

(ix) any Contract: (A) providing for the grant of any preferential rights to purchase or lease any material asset of any Group Company or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of any of the Group Companies;

(x) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, or for which any Group Company has any material outstanding obligations in excess of $1,000,000 (or its equivalent in another currency) per annum (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xi) any collective bargaining agreement or other similar labor Contract with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease or mandate payments are greater than $100,000 (or its equivalent in another currency) (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xiii) any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or IT Systems from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) contains any assignment or grants the right to use, or a covenant not to assert or enforce or be sued under, any other right in or to Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business);

(xiv) any Contract that creates guarantees or Liens of any nature on the Company’s assets not in the ordinary course of business and in an amount equal or greater than $500,000 (or its equivalent in another currency); and

(xv) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.20(a).

(b) True, correct and complete copies of the Company Material Contracts have been made available to SPAC, together with all amendments and supplements thereto. Except for any Company Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company, New PubCo or Merger Sub party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. None of the Company, New PubCo or Merger Sub nor, to the Knowledge of the Company, any other party thereto (as of the date hereof), is in material breach of or in material default under, and, to the Knowledge of the Company, no event has occurred as of the date hereof which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim in writing of any such material breach, default or event or has provided any formal written notice of any intention to terminate or modify, any such Company Material Contract.

4.21. Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations and employees (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect in all material respects. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation, termination or reduction in coverage has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies. The premiums due with respect to such Insurance Policies have been timely paid and no written notice of cancellation or termination or intent to cancel has been received by any of the Group Companies with respect to any such Insurance Policy. The Company has made available to SPAC true, correct and complete copies of all Insurance Policies.

4.22. Interested-Party Transactions. Except as set forth in Section 4.22 of the Company Disclosure Schedule:

(a) no manager, director, officer, employee or holder of equity or derivative securities of any Group Company, or any Affiliate or immediate family members of any of the foregoing Person (each, an “Insider”), is, directly or indirectly, indebted to the Group Companies for borrowed money, nor are any of the Group Companies, directly or indirectly, indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons,

(b) no Insider, directly or indirectly, (i) is a counterparty to (or possesses any material financial interest in or is a director, officer or employee of a counterparty to) any Contract to which any of the Group Companies is party or (ii) possesses any material financial interest in or is a director, officer or employee of any Person that competes with any of the Group Companies (any such transactions in clauses (a) and (b), an “Interested-Party Transaction”), in each case, other than: (A) for payment of salary, bonuses and other compensation for services rendered in the ordinary course; (B) reimbursement for reasonable expenses incurred in connection with any of the Group Companies in the ordinary course; (C) for other employee benefits made generally available to similarly situated Persons in the ordinary course; or (D) related to any such Person’s ownership of Company Ordinary Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies in the ordinary course.

4.23. Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder) or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature in violation of Anti-Corruption Laws; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or materially inaccurate books and records related to any of the foregoing; or (f) otherwise violated any applicable provision of (i) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-l, et seq., (ii) the United Kingdom Bribery Act 2010, (iii) Brazilian Federal Law No. 12,846, dated August 1, 2013, as amended, and Federal Decree No. 8,420, dated March 18, 2015, as amended; (iv) Brazilian Law No. 8,429, dated June 2, 1992, as amended; (v) Brazilian Law-Decree No. 2,848, dated December 7, 1940, as amended; (vi) Brazilian Federal Law No. 9,613/1998; (vii) Brazilian Federal Law No. 12,813/2013; (viii) Brazilian Federal Law No. 14,133/2021; (ix) Brazilian Law No. 8,666, dated June 21, 1993, as amended; (x) Brazilian Law No. 9,504, dated September 30, 1997, as amended, or (xi) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”). Since the Reference Date, none of the Group Companies or, to the Knowledge of the

Company, any of the Group Companies’ respective directors, officers, Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder) or any of the Group Companies’ respective employees or any other Persons acting on their behalf, (A) is or has been the subject of an unresolved written claim or unresolved allegation relating to any (1) potential violation of the Anti-Corruption Laws or (2) potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any government official, to any political party or official thereof or to any candidate for political office, or (B) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.24. International Trade; Sanctions; Anti-Money Laundering Laws.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers and the Group Companies’ respective employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies: (i) have been in compliance with all applicable Customs & International Trade Laws, including the Customs & International Trade Authorizations; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. Since the Reference Date, the Group Companies have implemented and maintained policies and procedures to promote compliance with Customs & International Trade Laws.

(b) None of the Group Companies or any of the Group Companies’ respective Affiliates, directors, or officers, nor any of the Group Companies’ respective employees, or, to the Knowledge of the Company, any other Persons acting on their behalf is or has been since the Reference Date a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers and all of the Group Companies’ respective Affiliates, employees or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in compliance with Sanctions and Anti-Money Laundering Laws. Since the Reference Date, no Governmental Entity has initiated, nor have the Group Companies received any notice of, any action or investigation, or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or any of the Group Companies’ respective Affiliates, employees or, to the Knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of Sanctions or Anti-Money Laundering Laws. Since the Reference Date, the Group Companies have implemented and maintained policies and procedures to promote compliance with Sanctions.

4.25. Company Party Shareholder Vote. The Company Party Shareholder Approvals are the only votes of the holders of Company Ordinary Shares, Merger Sub Common Stock and New PubCo Ordinary Shares necessary to adopt this Agreement and the other Transaction Agreements and approve the Transactions in relation to the Company, Merger Sub and New PubCo, respectively. Other than the Company Party Shareholder Approvals, no additional approval or vote from any holders of Company Ordinary Shares, Merger Sub Common Stock and New PubCo Ordinary Shares would be necessary to adopt this Agreement and the other Transaction Agreements and approve the Transactions in relation to the Company, Merger Sub and New PubCo, respectively.

4.26. Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OTHER THAN IN THE TRANSACTION AGREEMENTS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST SPAC OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to, and in connection with the execution and delivery of, this Agreement (the “SPAC Disclosure Schedule”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

5.1. Organization and Qualification.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on in all material respects its business as it is now being conducted.

(c) SPAC is not in breach or violation of any of the provisions of its Governing Documents in any respect and complete and correct copies of the SPAC Governing Documents have been made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.2. Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 shares of preferred stock of SPAC, par value $0.0001 per share are authorized, and no such shares are issued and outstanding; (ii) 100,000,000 shares of SPAC Class A Common Stock are authorized and 23,000,000 such shares are issued and outstanding; (iii) 10,000,000 shares of SPAC Class B Common Stock are authorized and 5,750,000 such shares are issued and outstanding; and (iv) 10,050,000 SPAC Warrants are outstanding. All outstanding shares of SPAC Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any Legal Requirement, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for the SPAC Warrants, any SPAC Working Capital Warrants issued upon conversion of the Working Capital Loans, shares of SPAC Common Stock and the Sponsor Support Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of SPAC Common Stock or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, shares of SPAC Common Stock or any other shares or other interest or participation in

SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except for the SPAC Extension Redemption SPAC Stockholder Redemption, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

(d) Except for the Working Capital Loans set forth in Section 5.2(d) of the SPAC Disclosure Schedule, SPAC has no Indebtedness. SPAC has not availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19 or COVID-19 Measures.

5.3. Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute and deliver this Agreement and the other Transaction Agreements to which it is (or will be) a party to perform its obligations hereunder and thereunder; and (b) carry out its obligations under this Agreement and the other Transaction Agreements and to consummate the Transactions (including the Merger) contemplated hereby and thereby. The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is (or will be) a party, and the consummation by SPAC of the Transactions (including the Merger) to which it is a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is (or will be) a party or to consummate the Transactions contemplated hereby and thereby, other than the SPAC Stockholder Approval. This Agreement and the other Transaction Agreements to which SPAC is (or will be) a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the Company and the other parties thereto, constitute or will constitute, upon execution thereof, as applicable, the legal and binding obligations of SPAC, enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. No Takeover Laws or any similar anti-takeover provision in the Governing Documents of any Group Company, New PubCo or Merger Sub is, or at the Merger Effective Time will be, applicable to this Agreement, the Transactions or any of the other transactions contemplated hereby.

5.4. No Conflict; Required Filings and Consents.

(a) Subject to the SPAC Stockholder Approval, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is (or will be) a party, nor the consummation of the Transactions, shall: (i) conflict with or result in a violation or breach of or default under any provision of any of the SPAC Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 5.4(a) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) violate, or result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, modification, acceleration (including any forced repurchase), suspension, revocation or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts (including any of the terms, conditions or provisions thereunder), except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is (or will be) a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or designation, declaration or filing with, or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.5. Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to SPAC has been pending or, to the Knowledge of SPAC, threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by SPAC, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to be material to SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably likely to be material to SPAC. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.6. SPAC SEC Reports and Financial Statements.

(a) Except as set forth in Section 5.6(a) of the SPAC Disclosure Schedule, SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). All SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction, except as permitted by the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the Knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NASDAQ, so long as copies thereof are publicly available.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) U.S. GAAP; and (ii) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and, in the case of the audited SPAC financial statements, were audited in accordance with the standards of the PCAOB, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of GAAP, and (iv) that accounts, notes and other receivables are recorded accurately. To the Knowledge of SPAC, SPAC has not identified, or received any written notice, alleging any fraud, whether or not material, that involves the management or other employees of SPAC that have a significant role in the internal controls over financial reporting of SPAC.

(f) Except as set forth in the SPAC SEC Reports, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.7. Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

5.8. Litigation. There is (and since its incorporation, there has been): (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

5.9. Business Activities.

(a) Since its incorporation, SPAC’s business activities have been solely: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the conduct of its business of effecting a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination transaction. Except as set forth in the SPAC Governing Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a SPAC Business Combination.

5.10. SPAC Material Contracts.

(a) Section 5.10 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-l (File No. 333-254425).

(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of SPAC to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) neither SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.11. Title to Property(a) . SPAC does not own or lease any real property or personal property and there are no options or other contracts under which SPAC has a right or obligation to acquire or lease any interest in real property or personal property.

5.12. SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MPRAU”. The shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MPRA”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MPRAW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock or SPAC Warrants or to terminate the listing of SPAC on NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, the shares of SPAC Class B Common Stock or SPAC Warrants under the Exchange Act. Except as set forth in the SPAC SEC Reports, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

5.13. Trust Account.

(a) As of date hereof, SPAC has at least $45,370,581.50 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of November 3, 2021, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and any PIPE Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or Continental Trust. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than holders of SPAC Class A Common Stock who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem shares of SPAC Common Stock in accordance with the provisions of the SPAC Governing Documents. As of the date hereof, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company Parties with their respective obligations hereunder with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. Upon consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the pre-Closing SPAC equityholders who have elected to redeem their shares of SPAC Class A Common Stock pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

5.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by SPAC (whether or not shown on any Tax Return) have been fully and timely paid.

(b) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Taxing Authority in writing (nor to the SPAC’s Knowledge is there any such claim, assessment, deficiency or proposed adjustment) against SPAC which has not been paid or resolved with no further liability to SPAC.

(c) No Tax audit or other examination of SPAC by any Taxing Authority with respect to material Taxes is presently in progress, nor has SPAC been notified in writing of any commencement or anticipated commencement, request or threat for such a Tax audit or other examination.

(d) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of SPAC.

(e) SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s financial statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.

(f) SPAC (i) does not have any liability for the Taxes of another Person as a result of (A) being a member of an affiliated, consolidated, combined, unitary, aggregate or similar Tax group or (B) as a result of being a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or non-US Tax purposes.

(g) There are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of SPAC and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of SPAC.

(h) SPAC has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Taxing Authority.

(i) SPAC has no, nor has ever had a, permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(j) SPAC will not be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) or any use of an improper method of accounting during any period (or portion thereof) ending on or prior to the Closing Date; (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision, state or non-U.S. local Legal Requirements); or (v) any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements).

(k) No claim has been made in writing (nor to SPAC’s Knowledge) by any Taxing Authority in a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to material Taxes that would be the subject of such Tax Return.

(l) SPAC has timely withheld and paid to the appropriate Taxing Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or third party, and has complied in all material respects with applicable Legal Requirements with respect to Tax withholding.

(m) SPAC is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(n) During the two-year period ending on the date hereof, SPAC has not made a distribution to any of its shareholders in the form of stock of another entity, and stock of SPAC has not been distributed by another corporation to that corporation’s shareholders.

(o) SPAC has not been a party to any tax shelter transaction or any similar transaction requiring disclosure under applicable Legal Requirements.

(p) SPAC is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(q) SPAC has not taken, permitted or agreed to take any action, does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to cause SPAC to be treated as a Tax resident of any jurisdiction other than the U.S. following the Transactions.

5.15. Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any SPAC Employee Benefit Plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by New PubCo or its Subsidiaries by reason of Section 280G of the Code with respect to any amount paid or payable under a SPAC Employee Benefit Plan or any other arrangement entered into by SPAC or its Affiliates prior to the Closing Date.

5.16. Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party, the Aggregate SPAC Stockholder Consideration and the consummation of the Transactions, (b) determined that the consummation of the Transactions is in the best interest of the SPAC, (c) made the SPAC Recommendation, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the SPAC Stockholder Approval, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

5.17. Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.18. Brokers. Except as set forth in Section 5.18 of the SPAC Disclosure Schedule, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, agent or other similar Person with respect to the Transactions.

5.19. SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that SPAC has engaged for such purpose. SPAC and its Representatives have been provided with adequate access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC has not relied on or is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any Company Subsidiary nor any of their respective securityholders, Affiliates or Representatives shall have any liability to SPAC or any of its securityholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its securityholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

5.20. Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY, NEW PUBCO OR MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB,

NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEW PUBCO AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.20, CLAIMS AGAINST ANY GROUP COMPANY, NEW PUBCO, MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company, the Company Subsidiaries, New PubCo, Merger Sub and the Intermediate Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Merger Effective Time (the “Interim Period”), the Company, New PubCo, and Merger Sub shall, and New PubCo and the Company shall cause each of the Intermediate Companies and Company Subsidiaries, respectively, to, carry on their respective businesses in the ordinary course, to use commercially reasonable efforts to preserve intact their respective business organizations, to retain their respective managers, directors, officers, employees and consultants, and to preserve their respective relationships with key customers and suppliers, in each case consistent with past practice, and in accordance with applicable Legal Requirements, except: (i) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly permitted by this Agreement or any of the other Transaction Agreements; (iii) any actions taken in response to COVID-19 or any COVID-19 Measures or (iv) as expressly set forth in Section 6.1 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, except as (A) expressly permitted by this Agreement or any of the other Transaction Agreements, (B) required by applicable Legal Requirements, (C) any actions taken in response to COVID-19 or any COVID-19 Measures or (D) expressly set forth in Section 6.1 of the Company Disclosure Schedule, without the prior written consent of SPAC (which consent, except with respect to clauses (c) and (k) below, shall not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company Parties shall not, and New PubCo and the Company shall cause the Intermediate Companies and Company Subsidiaries, respectively, not to, do any of the following:

(a) except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 20% in the base salary or wage rate of any current employee who has annual base compensation of more than $100,000 (or its equivalent in another currency) in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims or pursuant to a Contract in existence as of the date of this Agreement; (iii) enter into, amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise; (v) grant any equity or equity-based compensation awards; (vi) hire or otherwise enter into any employment agreement with any executive officer or comparable level employee whose annual base compensation is greater than or equal to $200,000 (or its equivalent in another currency); or (vii) terminate any executive officer or comparable level employee whose annual base compensation is greater than or equal to $200,000 (or its equivalent in another currency), other than terminations for cause;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property that is material to any of the Group Companies; or (ii) voluntarily extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property that is material to any of the Group Companies, other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);

(c) other than seeking and negotiating PIPE Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) make or declare any dividend or distribution to the equity holders of any Group Company, New PubCo, Merger Sub or the Intermediate Companies or make any other distributions in respect of any of the Group Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Group Company to such Group Company or another wholly-owned Subsidiary of such Group Company and (ii) repurchases of Company Ordinary Shares in connection with any termination of employment or other services;

(e) split, subdivide, combine, consolidate, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’, New PubCo’s, Merger Sub’s or the Intermediate Companies’ capital stock, share capital or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(f) transfer, sell, assign, license, dispose, purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Group Company, New PubCo, Merger Sub or Intermediate Companies, except for transactions between a Group Company and any wholly-owned Subsidiary of such Group Company;

(g) delay payments of any accounts payable or other liability of a Group Company beyond its due date or the date when such liability would have been paid in the ordinary course; provided, that nothing in this clause (g) shall prohibit or otherwise restrict any of the Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(h) amend its Governing Documents;

(i) (i) merge, consolidate or combine with a third party, other than with SPAC; or (ii) except for transactions involving consideration to be paid by a Group Company of up to $10,000,000 (or its equivalent in another currency), acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(j) voluntarily dispose of, amend or fail to renew any Company Real Property Lease other than in the ordinary course of business and as would not reasonably be expected to be material to the Group Companies, New PubCo, Merger Sub or the Intermediate Companies, individually or in the aggregate;

(k) other than with respect to Intellectual Property, voluntarily sell, assign, lease, license, sublicense, abandon, divest, transfer, convey, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing with respect to, material assets or properties of the Group Companies, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(l) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, New PubCo or Merger Sub and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $10,000,000 in the aggregate other than (x) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other Indebtedness existing as of the date of this Agreement, (y) guarantees of any Indebtedness of any Company Subsidiaries, New PubCo or Merger Sub and (z) Indebtedness that qualifies as Company Transaction Expenses; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies, New PubCo or Merger Sub in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies, New PubCo or Merger Sub other than ordinary course compromises of amounts owed to the Group Companies, New PubCo or Merger Sub by their respective customers;

(m) compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company, New PubCo, Merger Sub or the Intermediate Companies of $1,000,000 or more, or that imposes any material non-monetary obligations on a Group Company, New PubCo, Merger Sub or the Intermediate Companies (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto);

(n) except in the ordinary course of business: (i)(A) modify, amend in a manner that is adverse to the applicable Group Company, New PubCo, Merger Sub or the Intermediate Companies or terminate any Company Material Contract; or (B) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (ii) modify or amend any material term under the Existing Credit Agreements or terminate the Existing Credit Agreements or any commitments thereunder;

(o) except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(p) (i) make, change or revoke any material Tax election, (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (iii) file any amended material Tax Return other than any such amendments that would be consistent with the past practice, (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, (v) settle or consent to any claim or assessment relating to any material amount of Taxes, or (vi) surrender or allow to expire any right to claim a refund of material Taxes;

(q) authorize, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of any Group Company, New PubCo, Merger Sub or the Intermediate Companies;

(r) enter into, renew or amend any (i) transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than the Group Companies, New PubCo or Merger Sub), other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions in the ordinary course, (B) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, New PubCo or Merger Sub, (C) Employee Benefit Plans, and (D) employment arrangements entered into in the ordinary course;

(s) engage in any material new line of business (it being understood that this Section 6.1(s) shall not restrict the Group Companies from extending its business into new geographies);

(t) amend any Contract set forth in Section 4.20(a) of the Company Disclosure Schedule (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 4.22;

(u) take any action that is reasonably likely to prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement;

(v) take any COVID-19 Measures not in effect as of the date of this Agreement other than any COVID-19 Measures reasonably implemented in good faith and with respect to which, if material, the Company provides notice to SPAC as soon as practicable following such action; or

(w) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(v).

6.2. Conduct of Business by SPAC. During the Interim Period, SPAC shall carry on its business in the ordinary course, except: (i) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly permitted by this Agreement or any of the other Transaction Agreements; (iii) any actions taken in response to COVID-19 or any COVID-19 Measures or (iv) as expressly set forth in Section 6.2 of the SPAC Disclosure Schedule. Without limiting the generality of the foregoing, except as (A) expressly permitted by this Agreement (including as contemplated by any Extension or the PIPE Investments) or any of the other Transaction Agreements, (B) set forth in Section 6.2 of the SPAC Disclosure Schedule, (C) required by applicable Legal Requirements or (D) any actions taken in response to COVID-19 or any COVID-19 Measures, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital (or warrant) or split, combine or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b) reclassify, combine, split, subdivide, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) other than in connection with a conversion of the Working Capital Loans into Working Capital Warrants, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or the terms of any of the SPAC Warrants;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness (other than borrowings and draw-downs under the Working Capital Loans in effect as of the date hereof) of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders, including SPAC Sponsor, in order to meet its reasonable working capital requirements with any such loans (x) to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length, (y) repayable at Closing, and (z) included as SPAC Transaction Expenses;

(g) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement; (iii) file any amended material Tax Return other than any such amendments that would be consistent with past practice; (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes; (v) settle or consent to any claim or assessment relating to any material amount of Taxes; or (vi) surrender or allow to expire any right to claim a refund of material taxes;

(i) create any Liens on any material property or material assets of SPAC;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(k) commence, settle or compromise any Legal Proceeding material to SPAC or its properties or assets;

(l) engage in any material new line of business or engage in any commercial activities (other than to consummate the Transactions);

(m) (i) modify, amend or terminate the Trust Agreement or any PIPE Subscription Agreement or enter into, amend or terminate any other agreement related to the Trust Account or PIPE Investments; or (ii) enter into, modify, amend or terminate any other agreement with any SPAC Stockholders;

(n) amend or enter into any Contract set forth in Section 5.10 of the SPAC Disclosure Schedule (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 5.17;

(o) incur, in excess of $2,000,000 in the aggregate, any costs or expenses;

(p) hire or retain any employee or consultant or adopt or enter into any SPAC Employee Benefit Plan;

(q) grant any bonus, change in control payment, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of SPAC as a result of the consummation of the Transactions;

(r) take any COVID-19 Measures not in effect as of the date of this Agreement other than any COVID-19 Measures reasonably implemented in good faith and with respect to which, if material, SPAC provides notice to the Company as soon as practicable following such action; or

(s) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section 6.2(r).

6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Schedule specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1, and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Schedule specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC for all purposes under Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Proxy Statement / Registration Statement; Special Meeting; Shareholder Approval.

(a) Proxy Statement / Registration Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, New PubCo shall, in accordance with this Section 7.1(a), prepare and file, and the Company and SPAC shall assist and cooperate with the preparation and filing of, a registration statement on Form F-4 with the SEC (such registration statement (including the Proxy Statement) as amended or supplemented, the “Registration Statement / Proxy Statement”), which registration statement shall include a proxy statement to be sent to the SPAC Stockholders in advance of the Special Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) for the purposes of (I) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Ordinary Shares to be issued in connection with the Merger and the Contribution (including any New PubCo Ordinary Shares to be issued upon exercise of the SPAC Warrants assumed by New PubCo) (together, the “Registration Shares”), (II) providing SPAC Stockholders with notice of the opportunity to redeem their shares of SPAC Class A Common Stock (the “SPAC Stockholder Redemption”), and (III) soliciting proxies from holders of shares of SPAC Class A Common Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Merger; (3) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (4) other proposals the Parties deem necessary or appropriate to consummate the Transactions; and (5) the adoption and approval of a proposal for the postponement or adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”), all in accordance with and as required by the SPAC Governing Documents, applicable Legal Requirements, and any applicable rules and regulations of the SEC and NASDAQ. Each of New PubCo, the Company and SPAC shall use its reasonable best efforts to cause the Registration Statement / Proxy Statement to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and keep the Registration Statement / Proxy Statement effective as long as is necessary to consummate the Transactions.

(ii) SPAC shall file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 7.1(b), as promptly as practicable following the effectiveness of the Registration Statement / Proxy Statement (such date, the “Proxy Clearance Date”).

(iii) Prior to each filing with the SEC of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement thereto, New PubCo will make available to the Company and SPAC and their respective counsels a draft thereof and will provide the Company and New PubCo (including their respective counsel) with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. New PubCo shall not file any such documents with the SEC without the prior written consent of the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the Company and SPAC, promptly after it receives notice thereof, of: (A) the time when the Registration Statement / Proxy Statement has been filed; (B) the effectiveness of the Registration Statement / Proxy Statement; (C) the filing of any supplement or amendment to the Registration Statement / Proxy Statement; (D) the issuance of any stop order by the SEC or of the initiation or written threat of any proceeding for such purpose; (E) any request by the SEC for amendment of the Registration Statement / Proxy Statement; (F) any comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement / Proxy Statement. New PubCo shall respond to any SEC comments on the Registration Statement / Proxy Statement as promptly as practicable and shall use commercially reasonable efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company and SPAC (including their respective counsels) drafts of any such response and provide the Company and SPAC (including their respective counsels) with a reasonable opportunity to comment on such drafts and will consider any such comments in good faith. Without limiting the foregoing, ahead of any subsequent filing of the Registration Statement / Proxy Statement, the Company shall use its reasonable best efforts to provide any financial statements (including pro forma financial statements) and information required by Regulation S-X and the other rules and regulations of the SEC for inclusion in the Registration Statement / Proxy Statement to the extent that the Financial Statements are no longer current under the Regulation S-X. All responses to SEC comments shall be prepared in compliance with Section 7.14 (including Schedule 7.14) to the extent of the matters addressed thereunder.

(iv) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that the Registration Statement / Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement / Proxy Statement containing such information. At any time prior to the Closing, the Company shall promptly inform SPAC and New PubCo of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC, New PubCo and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information. At any time prior to the Closing, SPAC shall promptly inform the Company and New PubCo of any action taken or not taken by SPAC or of any development regarding SPAC, in any such case which is known by SPAC, that would cause the Registration Statement / Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC, New PubCo and the

Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement / Proxy Statement, such that the Registration Statement / Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company and New PubCo pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information.

(v) New PubCo or SPAC, as applicable, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(vi) Each of the Company, SPAC and New PubCo agrees to use commercially reasonable efforts to promptly furnish to the other Parties and their respective Representatives all information within its possession concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders, as well as information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement / Proxy Statement, a Current Report on Form 8-K, Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, New PubCo or the Company to any regulatory authority (including NASDAQ) in connection with the Transactions.

(b) SPAC shall, as promptly as practicable following the Proxy Clearance Date, take, in accordance with applicable Legal Requirements, NASDAQ rules and the SPAC Governing Documents, and will cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting and commence the mailing of the Proxy Statement to the SPAC Stockholders. SPAC shall convene and hold a special meeting of the SPAC Stockholders (the “Special Meeting”), for the purpose of obtaining the SPAC Stockholder Approval, which meeting shall be held not more than twenty-five (25) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use reasonable best efforts to obtain the SPAC Stockholder Approval at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the SPAC Stockholder Approval. SPAC shall include the SPAC Recommendation in the Proxy Statement. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the SPAC Stockholder Approval shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the SPAC Stockholders the SPAC Stockholder Matters, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to ensure that (i) any supplement or amendment to the Registration Statement / Proxy Statement that the board of directors of SPAC has determined in good faith and on the advice of counsel is required by applicable Legal Requirements is disclosed to SPAC Stockholders and for such supplement or amendment to be promptly disseminated to SPAC Stockholders prior to the Special Meeting to the extent required by applicable Legal Requirements, (ii) if, as of the time for which the Special

Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC Stockholders if SPAC reasonably expects the SPAC Stockholder Redemption payments would cause the condition in Section 8.2(e) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Stockholder Matters; provided that in the event of a postponement or adjournment the Special Meeting shall be reconvened as promptly as practicable, following such time as the matters described in such clauses have been resolved; provided, further, that SPAC shall not be entitled to postpone or adjourn the Special Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

7.2. Certain Regulatory Matters. As promptly as practicable after the date of this Agreement, the Parties shall each prepare and file any required notifications or filings under any applicable Legal Requirements in connection with the Transactions. The Parties shall use commercially reasonable efforts to promptly and in good faith respond to all information requested of them by a Governmental Entity in connection with any such notifications and filings and otherwise use commercially reasonable efforts to cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will use commercially reasonable efforts to take other actions necessary or desirable to cause the expiration or termination of applicable waiting periods and the receipt of other required consents, approvals, authorizations and permits as promptly as practicable. Each Party will promptly provide the other with copies of all material written communications (and memoranda setting forth the substance of all material oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any material communication to or from a Governmental Entity regarding the Transactions; (B) permit each other to review in advance any material proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such Transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding with respect to this Agreement or the Transactions; and (F) promptly furnish each other with copies of all material correspondence, filings (subject to appropriate redaction, and only to the extent allowed under applicable Legal Requirements) and material written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

7.3. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement and as soon as required by applicable Legal Requirements, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement.

(c) SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to the Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved (not to be unreasonably withheld, conditioned or delayed) in advance in writing by SPAC. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to the Closing, SPAC and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

7.4. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with this Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated pursuant to its terms prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof, and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or SPAC, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality (including the Confidentiality Agreement); (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality to the disclosing Party or an Affiliate thereof; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of disclosure by the Company Parties) or the Company (in the case of disclosure by SPAC).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by any Company Party (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), provided that the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company Parties, routine disclosures to Governmental Entities made by any Company Party or its Affiliates in the ordinary course of business or any other communication by any Company Party or its Affiliates that is not widely disseminated, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such public announcement or public communication or dissemination and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; provided further that the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (iii) in the case of the Company Parties internal announcements to employees or external communications to banks, customers or suppliers, in each case, as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement that are not widely disseminated; and (v) announcements and communications to other third parties to the extent necessary to seek, obtain or give consents, approvals, waivers or notices required as a result of the Transactions that are not widely disseminated.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies and New PubCo, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of any attorney-client or other privilege or, (ii) violate any Contract to which such Party or any of its Affiliates is a party or bound; provided that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

7.5. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limitation to any other covenant or agreement in this Agreement or any other Transaction Agreement, each of the Company, New PubCo, Merger Sub and SPAC agrees to use commercially reasonable efforts to take, or cause to be taken, actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII, to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Section 7.5(b) of the Company Disclosure Schedule; (d) the termination of each agreement set forth on Section 7.5(c) of the Company Disclosure Schedule; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything contained in this Section 7.5 or otherwise in this Agreement to the contrary, nothing in this Agreement shall be deemed to require SPAC or any Company Party to (and neither SPAC nor any Company Party shall, without the other Party’s prior written consent) offer, negotiate, agree to, consent to, or effect any divestiture, transfer, license or other disposition by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, the incurrence of any liability or expense, or any other remedy, commitment or condition of any kind.

7.6. Information Supplied.

(a) The information supplied or to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement / Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement / Proxy Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Stockholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) The information relating to the Group Companies, New PubCo and Merger Sub to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement / Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement / Proxy Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Stockholder, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement / Proxy Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

7.7. No SPAC Securities Transactions. None of the Company or any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC, take any other action with respect to the securities of SPAC in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq, or cause or encourage any third party to do any of the foregoing, prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.8. No Claim Against Trust Account. Each Company Party acknowledges and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions are not, or, in the event of a termination of this Agreement, another business combination is not, consummated by the Business Combination Deadline or, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company Parties hereby irrevocably waives any right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, the Transactions or any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Stockholder Redemption) or for Intentional Fraud; and (b) nothing herein shall serve to limit or prohibit any claims that any Company Party may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account (including, for the avoidance of doubt, any such assets or funds that have been released from the Trust Account). Notwithstanding anything herein to the contrary, this Section 7.8 shall survive the termination of this Agreement for any reason.

7.9. Disclosure of Certain Matters. Each of SPAC, New PubCo, Merger Sub, and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement / Proxy Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.10. Securities Listings. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, NASDAQ. Prior to the Closing Date New PubCo shall apply for (and the Company and SPAC shall reasonably cooperate with New PubCo with respect thereto), and each shall use reasonable best efforts to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, at Closing.

7.11. No Solicitation.

(a) During the Interim Period, the Company shall not, and shall cause the Company’s Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC and its Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets, recapitalization or similar transaction of, by or involving the Company, New PubCo or Merger Sub (each, a “Company Business Combination”); (ii) enter into any agreement regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause the Company’s Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than SPAC and its Representatives) with respect to any Company Business Combination.

(b) During the Interim Period, SPAC shall not, and shall cause the SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company Parties and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets, recapitalization or similar business combination transaction of, by or involving SPAC (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall keep the other Parties reasonably informed of any material developments with respect to such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.12. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Stockholders who properly elect to have their shares of SPAC Class A Common Stock redeemed for cash in accordance with the provisions of SPAC Governing Documents; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) to the underwriters of the initial public offering or any other person (including BofA Securities, Inc.) in accordance with the provisions of the SPAC IPO Business Combination Marketing Agreement with respect to any Fee (as defined therein); (D) for all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses to be paid pursuant to the terms of this Agreement; and (E) as repayment of Working Capital Loans, reimbursement of expenses to directors, officers and shareholders of SPAC and any other Indebtedness of SPAC, if any (which shall, for the avoidance of doubt, be deemed to be Outstanding SPAC Transaction Expenses); and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.13. Director and Officer Matters.

(a) New PubCo, Merger Sub and the Company.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any New PubCo, Merger Sub or the Company (each, together with such person’s heirs, executors or administrators (a “Company D&O Indemnified Party”)), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years following the Closing Date, New PubCo shall, and shall cause the Company to, maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable than those of their respective Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party unless required by applicable Legal Requirement; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, New PubCo shall, or shall cause the Company to, purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Closing, covering each such Person that prior to the Closing is or was a director or officer of New PubCo, Merger Sub, Nuvini, or the Company on terms with respect to coverage, deductibles and amounts as is reasonably appropriate for companies of similar circumstances or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of New PubCo, or Merger Sub, Nuvini, or the Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and the Company under this Section 7.13(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.13(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13(a).

(iv) If New PubCo or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or the Company, as applicable, assume the obligations set forth in this Section 7.13(a).

(b) SPAC.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in the SPAC Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, New PubCo shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of SPAC Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party unless required by applicable Legal Requirement; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the SPAC shall purchase and pay a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person prior to the Closing that is or was a director or officer of SPAC on terms with respect to coverage, deductibles and amounts as is reasonably appropriate for companies of similar circumstances or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall maintain the SPAC D&O Tail in full force and effect for its full term and shall honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 7.13(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.13(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13(b).

(iv) If New PubCo or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo assume the obligations set forth in this Section 7.13(b).

7.14. Tax Matters

(a) The Parties shall reasonably cooperate with each other and their respective tax counsel with respect to Tax matters and in connection therewith agree to take the actions and abide by the agreements and covenants set forth on Schedule 7.14.

(b) New PubCo, SPAC and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the New PubCo, SPAC or any Group Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions, but in each case excluding any Taxes required to be paid by SPAC in respect of any redemptions, including the SPAC Extension Redemptions and the SPAC Stockholder Redemptions, pursuant to the Inflation Reduction Act of 2022 (collectively, “Transfer Taxes”) shall be borne and paid by New PubCo. Unless otherwise required by applicable Legal Requirement, New PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Merger Sub and SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

7.15. New PubCo Board.

(a) SPAC and New PubCo shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of seven (7) directors, with at least two (2) directors designated by SPAC and five (5) directors designated by the current board of directors of the Company. SPAC and the board of directors of the Company shall make such designations prior to the Merger Effective Time. The Parties shall take all necessary actions consistent with applicable Legal Requirements to cause the New PubCo Board to be comprised of such designees.

(b) Any subsequent New PubCo Board shall be composed in accordance with and subject to the terms and conditions of the New PubCo A&R Memorandum and Articles of Association.

7.16. New PubCo Equity Plan.

(a) SPAC, New PubCo and the Company shall cooperate to establish an equity incentive plan (the “New PubCo Equity Plan”) for service providers of New PubCo and its subsidiaries, to be approved by New PubCo and the Company and effective as of (and contingent on) the Closing. The proposed form of the New PubCo Equity Plan shall be mutually agreed (in good faith) by SPAC and the Company prior to the Closing Date. New PubCo shall obtain the approval of the New PubCo Equity Plan from the New PubCo Board and the shareholder of New PubCo prior to the Closing, reserving a number of New PubCo Ordinary Shares for grant thereunder equal to the New PubCo Equity Plan Amount multiplied by the Exchange Ratio (or such higher number as may be mutually agreed by SPAC and the Company prior to the Closing Date).

(b) Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.16 are included for the sole benefit of SPAC, New PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, New PubCo, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement before, on or following the Closing, or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.17. Financial Statements; Other Financial Information.

(a) As promptly as practicable after the date of this Agreement, the Company shall deliver to SPAC, for inclusion in the Registration Statement / Proxy Statement the PCAOB Financial Statements and shall use commercially reasonable efforts to obtain the consent of the independent auditors to use such PCAOB Financial Statements in the Proxy Statement and the Registration Statement / Proxy Statement.

(b) The Company, SPAC, New PubCo and Merger Sub shall each use their respective commercially reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements and/or such financial statements for other periods as contemplated by the rules of the SEC) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC or New PubCo with the SEC in connection with the Transactions.

7.18. Company Party Shareholder Approvals. As soon as practicable after the Registration Statement / Proxy Statement becomes effective, each of the Company, Merger Sub and New PubCo agrees to solicit one or more written consent(s) from the Company Shareholders to give the Company Party Shareholder Approval, and upon receipt of such written consents, evidencing the Company Party Shareholder Approval, deliver such written consent(s) to SPAC within forty-eight (48) hours following the date of effectiveness the Registration Statement / Proxy Statement (the “Company Party Shareholder Approval Deadline”).

7.19. Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder demands or other shareholder or stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreement or any other matters relating thereto (collectively, “Transaction Litigation”) commenced against, in the case of SPAC, it, its Affiliates or their respective Representatives (in their capacity as Representatives) or, in the case of the Company, it, its Affiliates or any of their respective Representatives (in their capacity as Representatives). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other Party set forth in the immediately preceding sentence, SPAC or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against SPAC or its Affiliates or any of their respective Representatives, and the Company or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or its Affiliates or any of their respective Representatives; provided, however, that prior to the Closing in no event shall either Party, its Affiliates, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

7.20. Extension.

(a) The Company acknowledges that SPAC filed a proxy statement (as amended, the “Certificate Amendment Proxy Statement”) and on February 3, 2023, received approval from the SPAC Stockholders of an amendment to the SPAC Governing Documents, including its certificate of incorporation, pursuant to which the deadline by which SPAC must complete its initial business combination was extended (i) until July 8, 2023 and (ii) for up to five (5) successive one-month periods (the “Business Combination Deadline”), and upon the exercise of each such extension of the Business Combination Deadline, the SPAC Sponsor or its designee has agreed to advance to SPAC as a loan, for deposit into the Trust Account, an amount set forth in the Certificate Amendment Proxy Statement for each share of SPAC Class A Common Stock that remains outstanding (the “Certificate Amendment”).

(b) If the Closing shall not have occurred by July 8, 2023, the Parties agree that, so long as the Transactions have not been permanently enjoined or prohibited by the terms of a final non-appealable order, judgment, decree, award or a law, rule or regulation enacted, issued, promulgated, enforced or entered by a Governmental Entity, SPAC shall use reasonable best efforts to extend the Business Combination Deadline (each, an “Extension”) as provided for in the Certificate Amendment in each case, on a month-to-month basis prior to the then current Business Combination Deadline, until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions set forth in Section 9.2. For the avoidance of doubt, any Extension pursuant to this Section 7.20(b) shall be deemed to automatically extend the Outside Date until the deadline of the then applicable Extension.

7.21. Termination of Specified Company Agreements. The Company shall, and shall cause each of its Subsidiaries to, terminate, subject to the Closing and effective as of the Merger Effective Time, those certain agreements (the “Specified Company Agreement”) set forth on Section 7.21 of the Company Disclosure Schedule.

7.22. PIPE Investment. Following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors (collectively, the “PIPE Investors”) for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Company and SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions.

7.23. Contribution Agreement. New PubCo shall, and the Company shall cause each Company Shareholder to, duly execute and deliver to SPAC the Contribution Agreement by the Contribution Agreement Execution Deadline. As promptly as reasonably practicable following the date hereof, the Company shall provide notice to all of the Company Shareholders informing them that this Agreement contemplates, among other things, the Contribution to occur at the Contribution Effective Time in accordance with the Contribution Agreement and this Agreement. At any time after the execution of the Contribution Agreement and prior to the Contribution Effective Time, the Company shall cause any Person who becomes a Company Shareholder to execute and deliver to the Company a joinder to the Contribution Agreement agreeing to be bound by and to observe all of the terms and conditions of the Contribution Agreement as a “Company Shareholder” party thereto. The Company shall provide written notice to SPAC of each such joinder executed following the date hereof.

7.24. Pre-Closing Company Indebtedness. Prior to the Contribution Effective Time, the Company shall use reasonable best efforts to reduce the indebtedness of the Company set forth on Section 7.24 of the Company Disclosure Schedule or incurred on or prior to the Contribution Effective Time in connection with acquisitive transactions entered into in accordance with the terms of this Agreement (the “Specified Indebtedness”), including renegotiating the terms of the Specified Indebtedness and converting all or a portion of the repayment obligations thereunder into Company Ordinary Shares, such that the aggregate amount of principal and interest accrued and payable at any time from and after the Closing under all the Specified Indebtedness does not exceed $10,000,000.

7.25. Amendment of Certain Contracts. Prior to the Contribution Effective Time, the Company shall take any and all actions necessary to negotiate amendments to the Contracts set forth on Section 8.3(j) of the Company Disclosure Schedule, with such amendments to be effective only following the Contribution Effective Time and which Contracts may be amended solely to (a) provide that any equity interests or other securities that would be issuable, purchasable or otherwise receivable from the Company or any of its Subsidiaries, or converted into such equity interest or other securities, shall instead be issued, purchased or received from New PubCo, or converted into equity of New PubCo, in each case in the form of New PubCo Ordinary Shares, or (b) for the purposes set forth on Section 8.3(j) of the Company Disclosure Schedule.

7.26. Intermediate Companies.

(a) As promptly as practicable after the date hereof, and in all events at least ten (10) Business Days prior to the anticipated Closing Date, (i) New PubCo will form or cause to be formed Intermediate 1 and Intermediate 2, and (ii) New PubCo will timely make (or cause to be made) protective entity classification elections on IRS Form 8832 for each of New PubCo, Intermediate 1 and Intermediate 2. Each such protective election shall elect classification as a corporation and shall be effective (i) from the date of formation with respect to each of Intermediate 1 and Intermediate 2, and (ii) from the date that is seventy (70) days prior to the filing of such election with respect to New PubCo.

(b) The Company Parties will take any actions necessary or appropriate such that at all times beginning with the formation of Intermediate 1 and Intermediate 2 through the close of business on the Closing Date, and as of the Closing (i) New PubCo will own all of the equity interests in Intermediate 1; (ii) Intermediate 1 will own all of the equity interests in Intermediate 2; and (iii) Intermediate 2 will own all of the equity interests in Merger Sub.

(c) As of immediately prior to the Closing, New PubCo will cause to have been contributed (as a capital contribution, and via successive capital contributions through each of Intermediate 1 and Intermediate 2) to Merger Sub (i) the Aggregate SPAC Stockholder Consideration that will be transferred to the holders of SPAC Common Stock as provided in Section 3.2(c); and (ii) the New PubCo warrants into which the SPAC Warrants are to be converted as provided in Section 3.2(e) (which Aggregate SPAC Stockholder Consideration and New PubCo warrants shall be transferred to the recipients thereof in connection with the Merger as provided in Section 3.2(e)), which contributions shall be made pursuant to contribution agreements executed prior to the Closing that are reasonably acceptable to SPAC.

7.27. Smart NX Acquisition. As promptly as practicable after the date hereof, but in any event within ten (10) Business Days following the date hereof, New PubCo shall deliver to SPAC proof of registration before the Commercial Registry of the State of Minas Gerais, Brazil, of the Amendment to the Articles of Association of Smart NX, executed on January 25, 2023 by means of which Nuvini S.A. subscribed for 30,253 new quotas of the stock capital of Smart NX Tecnologia Ltda., a sociedade limitada organized under the laws of Brazil (“Smart NX”) and acquired from GHJ Technology Holdings Limited, another 316,386 quotas of Smart NX, representing fifty five percent (55%) of the total stock capital of Smart NX; provided, that if no further action is required on the part of New PubCo in order to obtain such registration and the Commercial Registry of the State of Minas Gerais, Brazil, shall not have provided such proof before ten (10) Business Days following the date of this Agreement, New PubCo shall deliver such proof to SPAC as promptly as practicable after receipt by New PubCo of such proof.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, in writing, exclusively by both SPAC and the Company:

(a) The Parties will have received all necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 8.1(a) of the Company Disclosure Schedule in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(b) At the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval shall have been obtained.

(c) The written consent(s), pursuant to Section 7.18, of the Company Party Shareholder Approval, shall have been obtained.

(d) The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding) by the SEC seeking a stop order with respect to the Registration Statement / Proxy Statement.

(e) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(f) All Transaction Agreements shall be in full force and effect and shall have not been rescinded by any of the parties thereto.

(g) SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of shares of SPAC Class A Common Stock issued in SPAC’s initial public offering of securities and outstanding immediately before the Merger Effective Time of their right to redeem their shares of SPAC Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with SPAC Governing Documents, and giving effect to the receipt by New PubCo of the net amount of proceeds actually contributed by investors in accordance with the terms and conditions of the PIPE Subscription Agreements upon consummation of the PIPE Investments.

(h) The New PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof.

8.2. Additional Conditions to Obligations of the Company. The obligations of the Company, New PubCo and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC shall be true and correct, in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitations contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b) SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing in all material respects pursuant to the terms hereof.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) The SPAC Cash shall equal or exceed the Minimum Cash Amount.

(f) SPAC shall have delivered to the Company a copy of the Registration Rights Agreement duly executed by the SPAC Sponsor.

(g) SPAC shall have delivered to the Company a copy of the Lock-up Agreement duly executed by the SPAC Sponsor.

(h) SPAC shall have delivered to the Company counterparts of each other Transaction Agreement contemplated to be executed at the Closing duly executed by SPAC.

8.3. Additional Conditions to the Obligations of SPAC. The obligations of the SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company, New PubCo and Merger Sub shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of the Company, New PubCo and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failures of such representations and warranties of the Company, New PubCo and Merger Sub to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company, New PubCo and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects pursuant to the terms hereof, except for those agreements and covenants contained in Section 7.24.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e) The Contribution Agreement, duly executed by each of the Company Shareholders and any Person who executes a joinder to such Contribution Agreement in accordance with Section 7.23, shall have been delivered to SPAC, and the Contribution and the transactions contemplated thereby shall have been consummated in accordance with the provisions thereof.

(f) All parties to the Registration Rights Agreement (other than SPAC Sponsor) shall have delivered, or caused to be delivered, to SPAC copies of the Registration Rights Agreement duly executed by all such parties.

(g) All parties to the Lock-up Agreement (other than SPAC Sponsor) shall have delivered, or caused to be delivered, to SPAC copies of the Lock-up Agreement duly executed by all such parties.

(h) Each of the Company, New PubCo and/or Merger Sub shall have delivered to SPAC each other Transaction Agreement contemplated to be executed at the Closing duly executed by the Company, New PubCo and/or Merger Sub, as applicable.

(i) The Company shall have delivered termination agreements with respect to each Specified Company Agreement duly executed by the Company.

(j) The Company shall have delivered amendments to the Contracts set forth on Section 8.3(j) of the Company Disclosure Schedule in accordance with the terms of Section 7.25.

8.4. Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party hereto to be satisfied.

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Closing shall not have occurred by July 8, 2023 (such date, as it may be extended in accordance with this clause (b), the “Outside Date”); provided that the Outside Date shall be automatically extended for an additional period ending on the last date for SPAC to consummate a business combination pursuant to any Extension that may be sought and obtained by the SPAC pursuant to Section 7.20; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order, enacted, promulgated or enforced a Legal Requirement or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order, Legal Requirement or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach to SPAC and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if such breach by SPAC is cured within such 30-day period);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, New PubCo or Merger Sub or if any representation or warranty of the Company, New PubCo or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach is curable by the Company, New PubCo or Merger Sub, as applicable, prior to the Closing, then SPAC must first provide written notice of such breach to the Company and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company, New PubCo or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by the Company, New PubCo or Merger Sub is cured within such 30-day period);

(f) by (i) either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval is not obtained or (ii) SPAC, if, the Company Party Shareholder Approval has not been obtained by the Company Party Shareholder Approval Deadline; and

(g) By the Company, if an Extension has not been obtained prior to the Outside Date (as such Outside Date may be extended pursuant to Section 7.20(b)).

9.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.8, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for its own Willful Breach of this Agreement or its own Intentional Fraud.

ARTICLE X

NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of (i) any covenant or agreement of the Parties (including the agreements set forth in Section 7.12 and Section 7.4) which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms, and (ii) the provisions of Article XI; or (b) the liability of any Person with respect to its own Intentional Fraud.

ARTICLE XI

GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day; (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) when emailed, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day). Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

Mercato Partners Acquisition Corporation

2750 E. Cottonwood Parkway, Suite #500

Cottonwood Heights, Utah

Attention:	Scott Klossner
Email:	sklossner@mercatopartners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan Maierson
Drew Capurro
Thomas Verity
Email:	ryan.maierson@lw.com
drew.capurro@lw.com
thomas.verity@lw.com

and

Machado Meyer Sendacz e Opice Advogados

Av. Brigadeiro Faria Lima 3200

São Paulo – SP/Brazil

Attention:	Mariana Meditsch
Email:	mmeditsch@machadomeyer.com.br

if to any Company Party, to:

Nuvini Holdings Limited

c/o Services Cayman Limited

Willow House, Cricket Square

P.O. Box 10008

Grand Cayman KY1-1001

Cayman Islands

Attention:	Pierre Schurmann / Luis Busnello

Email:	p@nuvini.com.br /

lab@nuvini.com.br Attention:

and

Nuvini S.A.

Rua Jesuíno Arruda

No. 769, Room 20-B

Itaim Bibi

São Paulo - SP, 04532-082

Federal Republic of Brazil

Attention:	Pierre Schurmann/ Luis Busnello

Email:	p@nuvini.com.br /
lab@nuvini.com.br

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606-4637

United States of America

Attention:	Eddie Best / Esther Chang

Email:	ebest@mayerbrown.com / echang@mayerbrown.com

and

Tauil & Chequer Advogados Associados À Mayer Brown

Av. Pres. Juscelino Kubitschek

1455 - 5°, 6° e 7º andares

São Paulo – SP, 04543-011 - Vila Nova Conceição

Federal Republic of Brazil

Attention:	Carlos Motta / Rodolfo Constantino de Tella

Email:	cmotta@mayerbrown.com /

rtella@mayerbrown.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available in the “Project Agora” online virtual data room hosted by Datasite at least three (3) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars (unless otherwise expressly stated).

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4. Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Exhibits, Annexes and Schedules hereto, the other Transaction Agreements and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies; provided, however, that (i) each Company D&O Indemnified Party and each SPAC D&O Indemnified Party (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, the provisions of Section 7.13, (ii) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, the provisions of Section 11.14 and (iii) SPAC Sponsor, Latham & Watkins LLP and Mayer Brown LLP are intended third-party beneficiaries of, and may enforce, the provisions of Section 11.15 or Section 11.16, as applicable, that confer any right or privilege to such party.

11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) to the extent necessary, the Parties shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware Chancery Court or Federal court of the United States of America sitting in Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. All expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and SPAC shall pay, or cause to be paid, all SPAC Transaction Expenses. Notwithstanding anything to the contrary herein, if the Merger and the other Transactions shall be consummated, New PubCo shall, on the Closing Date following the Closing, pay or cause to be paid by wire transfer of immediately available funds, all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses from the combined cash accounts of SPAC and the Company Parties after the release of funds from the Trust Account and the PIPE Investments, if any.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13. Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself), and the Company (on behalf of itself and the other Company Parties) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, New PubCo, Merger Sub or SPAC as named parties hereto. Except to the extent such Person is a party to this Agreement (and then only to the extent of the specific obligations undertaken by such Person as party to this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other representative of any Company Party or of SPAC and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including SPAC Sponsor), agent, attorney, advisor or other Representative of any of the foregoing (each such Person in clauses (a) and (b) a “Non-Recourse Party”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Company Party or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.15. SPAC Legal Representation. Each Party hereby agrees for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Latham and Watkins LLP (or any of its successors) may represent the SPAC Sponsor or any of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Latham and Watkins LLP provides legal services to SPAC Sponsor or its Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or SPAC Sponsor or any of their respective Affiliates and their respective counsel, including Latham and Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, Merger Sub or New PubCo notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the SPAC Sponsor after the Closing, and each of them agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.

11.16. Company Legal Representation. Each Party hereby agrees for itself and on behalf of its Waiving Parties, that Mayer Brown LLP (or any of its successors) may represent any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Mayer Brown LLP provides legal services to Company or its Affiliates after the Closing Date. Each of Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a Company Party or any of its respective Affiliates and respective counsel, including Mayer Brown LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the SPAC or the SPAC Sponsor notwithstanding the Merger, and instead survive, remain with and are controlled by the Company Parties (the “Company Party Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the Company Party Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any Company Party after the Closing, and each of them agrees not to assert that any privilege has been waived as to the Company Party Privileged Communications.

11.17. Disclosure Letters and Exhibits. The Company Disclosure Schedule and the SPAC Disclosure Schedule shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Schedule or the SPAC Disclosure Schedule, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, New PubCo or Merger Sub, on the one hand, or SPAC, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Schedule and the SPAC Disclosure Schedule is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the SPAC Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the SPAC Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or the SPAC Disclosure Schedule is or is not material for purposes of this Agreement. New PubCo may, from time to time prior to the Closing and no later than five (5) Business Days prior to the Closing Date, by written notice given to SPAC in accordance with this

Agreement, supplement, amend, or add any section or part of the Company Disclosure Schedule (as amended, an “Updated Company Disclosure Schedule”) in order to add information or correct previously-supplied information, including in order to correct any information that, if not corrected, would constitute a breach of or inaccuracy in any representation or warranty made by Company, New PubCo or Merger Sub in this Agreement; provided, however, that unless the SPAC specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of an Updated Company Disclosure Schedule, in no event shall any Updated Company Disclosure Schedule (a) be deemed to cure any breach or any representation or warranty set forth in Article IV, (b) be considered to constitute or give rise to a waiver by the SPAC of any condition set forth in this Agreement or (c) the ability of the SPAC to terminate this Agreement in accordance with Section 9.1(e).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NUVINI HOLDINGS LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

NVNI GROUP LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

NUVINI MERGER SUB, INC.

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

[Signature Page to Business Combination Agreement]

MERCATO PARTNERS ACQUISITION CORPORATION

By:	/s/ Scott Klossner
Name: Scott Klossner
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Contribution Agreement

[Intentionally omitted.]

Exhibit B

Form of Registration Rights Agreement

[Intentionally omitted.]

Exhibit C

Form of Lock-up Agreement

[Intentionally omitted.]

Exhibit D

Form of Certificate of Merger

[Intentionally omitted.]

Exhibit E

Form of New PubCo A&R Memorandum and Articles of Association

[Intentionally omitted.]